                                                                   Exhibit 10.4





                                 BROWARD COUNTY

                                  CIVIC ARENA




                             DEVELOPMENT AGREEMENT



                            DATED AS OF JUNE 4, 1996



                                 BY AND BETWEEN



                            BROWARD COUNTY, FLORIDA
                                   THE COUNTY



                                      AND


                        ARENA DEVELOPMENT COMPANY, LTD.
                             THE PROJECT DEVELOPER

                               TABLE OF CONTENTS

                                                                                                                   PAGE
ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE II - THE COUNTY'S RESPONSIBILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         2.1     Acquisition of the Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.2     Remediation of the Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.3     Funding the Project  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.4     Traffic Mitigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.5     Pre-Development Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         2.6     Acquisition of Construction Materials  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         2.7     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         2.8     Additional Obligations of the County . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE III - THE PROJECT DEVELOPER'S RESPONSIBILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

         3.1     Design and Construction Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.2     Services to be Performed by the Project Developer  . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE IV - DESIGN OF THE PROJECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

         4.1     Design Consultants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         4.2     Development of Design Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         4.3     Design Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.4     The County's Consultant's Review and Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         4.5     Use of Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE V - CONSTRUCTION OF THE PROJECT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

         5.1     Duties of the Project Developer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         5.2     Cost Savings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         5.3     Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         5.4     Supervision of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         5.5     Correction of Work . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.6     Construction Change Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

                                      (i)
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
         5.7     Payment and Performance Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.8     Payment for Project Improvements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VI - DISBURSEMENTS FROM THE CONSTRUCTION FUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

         6.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         6.2     Modifications to the Land Acquisition and Project Development Budget . . . . . . . . . . . . . . . 27
         6.3     Draw Requests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.4     Developer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.5     Satisfaction of Interim and Full LOC Tests . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VII - COMPLETION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

         7.1     Completion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE VIII - CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

         8.1     Conditions Precedent for the Benefit of the Project Developer  . . . . . . . . . . . . . . . . . . 28

ARTICLE IX - DEFAULTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

         9.1     Project Developer Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         9.2     County Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         9.3     Termination Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE X - INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

         10.1    Indemnification by Project Developer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         10.2    Indemnification by County  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         10.3    Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         10.4    Limitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE XI - REPRESENTATIVES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

         11.1    Representatives  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE XII - SCHEDULES AND REPORTS; INSPECTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

         12.1    Design and Construction Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         12.2    Progress Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35


                                      (ii)
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
         12.3    Significant Event Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         12.4    Inspection Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         12.5    Final Construction Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         12.6    Returns Required by Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         12.7    Inspection Rights of the County  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE XIII - REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

         13.1    Project Developer's Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . 37
         13.2    County's Representations, Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE XIV - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

         14.1    Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         14.2    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         14.3    Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         14.4    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         14.5    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         14.6    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         14.7    Relationship of Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         14.8    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         14.9    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         14.10   Cross References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         14.11   Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         14.12   Antidiscrimination Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         14.13   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         14.14   Third-Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         14.15   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.16   Date of this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.17   Gender and Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.18   Prior Agreements Superseded  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.19   This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.20   Non-Exclusive Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.21   Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.22   Language . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.23   Saturday, Sunday or Holiday  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         14.24   Approvals by County and the Team . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         14.25   Lawsuits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         14.26   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         14.27   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

                                     (iii)
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
EXHIBITS
A -  Legal Description of the Land
B -  Program Requirements
C -  Plan of Finance
D -  Land Acquisition and Project Development Budget
E -  Substantial Completion Guaranty Agreement
F -  SBDE Plan
G -  Permits Which May Be Required
H -  Insurance Requirements
I -  Developer's Certificate





                                      (iv)
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                             DEVELOPMENT AGREEMENT

         THIS DEVELOPMENT AGREEMENT (this "Agreement") is dated as of June 4, 1996, and entered into by and between Broward County, Florida, a public body corporate and politic and a political subdivision of the State of Florida (the "County"), and Arena Development Company, Ltd., a Florida limited partnership (the "Project Developer").

                                   RECITALS:

         A. On April 2, 1996, the County and Florida Panthers Hockey Club, Ltd. (the "Team"), entered into a letter of intent (the "LOI") setting forth the outline of terms and conditions under which the County and the Team would move forward to expeditiously develop the Broward County Civic Center, which will be a state-of-the-art, 21,500 seat, multi-purpose sports and entertainment facility, including up to a maximum of 7,500 surface parking spaces (together with all related machinery, equipment, fixtures, additions and appurtenances (which may include a separate practice facility), the "Facility"), to be located in the City of Sunrise (the "City").

         B. The Facility will be developed by the Project Developer on approximately 123.043 acres of land located in the City (the "Project Site"; together with the Facility, the "Project"). The Project Site and the approximately 12 acres of land adjacent to the Project Site (the "Private Development Site"; together with the Project Site, the "Land") shall be assembled by the County and made available to the Project Developer.

         C. The Facility shall be designed and constructed to support the primary occupancy of the Team for NHL hockey and related uses and to host professional basketball and other sporting, entertainment, family, music and related community events.

         D. The Project will be financed and owned by the County and exclusively managed and operated by the Operator pursuant to an operating agreement (the "Operating Agreement") of even date herewith between the County and Arena Operating Company, Ltd. (the "Operator").

         E. On the date hereof, the Team is entering into a License Agreement (the "Team License") with the County and the Operator setting forth the terms and conditions under which the Team will exclusively occupy and use the Facility for pre-season, regular season and play-off NHL hockey and related uses as set forth in the Team License.

         F. The Project Developer will cause the Project to be designed and constructed pursuant to the terms of this Agreement.

         G. The County has determined that it is in the best interest of the County to grant to the Project Developer the right to cause the Project to be designed and constructed pursuant to the terms and conditions stated herein.

         H. The parties acknowledge that their respective obligations hereunder to perform pursuant to this Agreement are absolute and unconditional, except where specifically provided to the contrary herein.

         I. The health, safety and general welfare of the people of the County are directly dependent upon the continual encouragement, development, growth and expansion of business, commerce and tourism. The development of a major multipurpose sports and entertainment complex and accessory uses is most appropriate in the County which, because of its size, is capable of retaining and supporting professional as well as amateur sports teams and attracting major national sporting and musical, cultural, family and community events. Attraction of business and tourism to the County as a result of the development of such a facility and its accessory uses will be an important factor in the continued encouragement, promotion, attraction, stimulation, development, growth and expansion of business, commerce and tourism within the County. The development and promotion of a multipurpose sports and entertainment complex on public property will provide significant benefits to the general public.

         J. In view of the foregoing, the County has determined that the construction of the Project, pursuant to the terms of this Agreement, the delegation of rights to operate the Facility under the Operating Agreement and the licensing of same under the Team License are in the best interests of the County and the welfare of its residents, and in accord with valid public purposes.

                 NOW, THEREFORE, in consideration of the premises, covenants, agreements and obligations contained herein, the parties do hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated unless a different meaning is specifically provided or unless the context otherwise requires; certain other capitalized terms which are not defined herein shall have the meanings provided in the Team License or the Operating Agreement (as such terms are hereinafter defined):

        "Action" means any demand, assertion, claim, action or proceeding, judicial or otherwise.

         "Applicable Law" means any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority or any board of fire underwriters (or other body exercising similar functions), or any recorded restrictive covenant or deed restriction affecting the Project, the Project Land or the Project Improvements, all as in effect as of the date of this Agreement, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws, health laws and environmental laws and regulations.

         "Business Day" means any day other than a Saturday, a Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of Florida. Use of the word "day", as opposed to Business Day, means calendar day.

         "City" shall have the meaning set forth in Recital A hereof.

         "Construction Documents" shall have the meaning set forth in Section 4.2(d) hereof.

         "Construction Fund" means the Construction Fund under the Trust Agreement, as provided for in Section 2.3(d) hereof.

         "Contract" means one or more construction contracts entered into by the Project Developer relating to the construction of the Project Improvements.

         "Contractors" mean the contractors selected and engaged by the Project Developer to construct the Project Improvements.

         "County" means Broward County, Florida, its agencies, departments and authorities, and the respective successors to any of the foregoing.

         "County Bonds" means the Professional Sports Facility Tax and Revenue Bonds, Series 1996, to be issued by the County.

         "County Default" shall have the meaning set forth in Section 9.2 hereof.

         "County-Furnished Materials" shall have the meaning set forth in
Section 2.6(a) hereof.

         "County Project Funding" means the funding of the Project by the County, as provided for in Section 2.3(a) hereof.

         "County's Consultant" shall have the meaning set forth in Section11.1 hereof.

         "County's Representative" shall have the meaning set forth in Section
11.1 hereof.

         "Design Architect" means the firm(s) selected or to be selected by the Project Developer for the design of the Project.

         "Design Development Documents" shall have the meaning set forth in
Section 4.2(c) hereof.

         "Facility" shall have the meaning set forth in Recital A hereof.

         "Force Majeure" means acts of God (other than adverse, but non-severe, weather conditions to the extent normally encountered in the Sunrise, Florida area and the impacts thereof), strikes, lock-outs, acts of the public enemy, the enactment, imposition or modification of any Applicable Law which occurs after the date of this Agreement and which prohibits or materially interferes with the development or construction of the Project Improvements; confiscation or seizure by any government or public authority, wars or war-like action (whether actual and pending or expected, and whether de jure or de facto), arrests or other restraints of government (civil or military, but excluding restraints on the development or construction of the Project Improvements occurring as a result of any violations, by the party claiming the right to delay performance, of Applicable Law or the terms and provisions of this Agreement), blockades, insurrections, riots, civil disturbances, governmental restrictions, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, wash-outs, explosions, breakage or accident to major equipment or machinery critical to the development of the Project and/or construction of the Project Improvements, nuclear reaction or radiation, radioactive contamination, acts, or the failure to act, of any Governmental Authority or any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably within the control of the party claiming the right to delay performance on account of such occurrence and which, in any event, are not a result of the negligence of the party claiming the right to delay performance on account of such occurrence; provided, however, that Force Majeure shall not include acts, events or other matters arising out of violations of any environmental laws with respect to or the presence or discharge of any hazardous substances on the Land (exclusive of any violation caused by or attributable to the County or for the remediation of which the County is responsible).

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "General Contractor" means _______________ or such other general contractor(s) or construction manager(s) as may be selected by the Project Developer with respect to the construction of the Project Improvements.

         "Governmental Authority(ies)" means any federal, state and/or local agency, department, commission, board, bureau, administrative or regulatory body or other instrumentality having jurisdiction over the Project or the Project Improvements.

         "Land" shall have the meaning set forth in Recital B hereof.

         "Land Acquisition and Project Development Budget" means the sum of all costs (including, but not limited to, costs for Land acquisition, pre-development, architecture and engineering, site-related work, construction, Project Developer's General Requirements, Project consulting fees, furniture, fixtures and equipment, pre-opening expenses and contingency fund) actually incurred and estimated to be incurred to acquire the Land and to complete the design and construction of the Project, as determined by the Project Developer and as in effect from time to time (see Section 3.2(a)). As of the date hereof, the Land Acquisition and Project Development Budget is One Hundred Seventy-Five Million Seven Hundred Thousand ($175,700,000) Dollars, as set forth in Exhibit D hereto.


         "LOI" shall have the meaning set forth in Recital A hereof.

         "NHL" means the National Hockey League and any successor or substitute association or other entity of which the Team is a member or joint owner and which engages in professional hockey competition in a manner comparable to the NHL.

         "Operating Agreement" shall have the meaning set forth in Recital D hereof.

         "Operator" shall have the meaning set forth in Recital D hereof.

         "Permits" means all permits, consents, approvals, authorizations, variances, waivers, liens, certificates and approvals from all Governmental Authorities, quasi-Governmental Authorities, utility companies and insurance rating agencies which are required for the planning, design, construction, completion, use and occupancy of the Project and the Project Improvements.

         "Permitted Exceptions" shall mean the permitted exceptions to the County's fee simple interest in the Land, as approved by the Project Developer pursuant to Section 8.1(a).

         "Person" means an individual, partnership, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture or any other entity, the United States, or a federal, state or political subdivision thereof or any agency or court of such state or subdivision.

         "Private Development Site" shall have the meaning set forth in Recital B hereof.

         "Program Requirements" means the program for the design, construction and equipping of the Project as set forth Exhibit B attached hereto, as the same may be amended or supplemented from time to time.

         "Project Architects" means, collectively, the Design Architect and the Site Architect, and "Project Architect" means either the Design Architect or the Site Architect, as the context may require.

         "Project Developer" shall have the meaning set forth in the initial paragraph hereof.

         "Project Developer Default" shall have the meaning set forth in Section
9.1 hereof.

         "Project Developer Project Funding" means the funding of the Project by the Project Developer, as provided for in Section 2.3(e) hereof.

         "Project Developer's General Requirements" means all permit and application fees, Project management and administrative costs, bonds and insurance, inspection fees, financial and legal consulting fees, and other "soft" costs associated with building the Project which, in the Project Developer's opinion, are necessary or desirable in order to execute the Work, as set forth in the Land Acquisition and Project Development Budget.

         "Project Executive" shall have the meaning set forth in Section 11.1 hereof.

         "Project Improvements" shall have the meaning set forth in Section 3.1 hereof.

         "Project Manager" shall have the meaning set forth in Section 11.1 hereof.

         "Project Site" shall have the meaning set forth in Recital B hereof.

         "Schedule" shall have the meaning set forth in Section 12.1 hereof.

         "Scheduled Completion Date" means October 1, 1998, or such later date as may be determined by the Team.

         "Schematic Design Documents" shall have the meaning set forth in
Section 4.2(b) hereof.

         "Site Architect" means the firm(s) selected or to be selected by the Project Developer for the site planning of the Project Site.

         "Substantial Completion" or "Substantially Completed" means the completion of Project Improvements to the extent that (a) the Operator and the Team, as applicable, are legally entitled (exclusive of any impediments not related to the Project Developer's obligations under this Agreement), to occupy, operate and use the Project and any necessary appurtenances in accordance with the Operating Agreement and the Team License, and the Project Developer, the Operator and the Team, as is appropriate, have been delivered, and there shall be in effect, the Team License and all Permits necessary for the use, operation and occupancy of the Project, and (b) the Project Architects deliver their certificates to the Project Developer and the County stating that the Work has been substantially completed subject only to "punch list" type items which (i) in no way materially interfere with the use, operation and occupancy of, or the anticipated revenues from, the Project, and (ii) may be completed within thirty (30) calendar days of the date of such certificates or such longer reasonable period of time which shall be permitted by Applicable Law or Governmental Authorities so as to preserve the Operator and the Team's right to use, operate and occupy the Project.

         "Supplemental County Project Funding" shall have the meaning set forth in Section 2.3(f) hereof.

         "Sunrise Agreement" shall have the meaning set forth in Section 2.2 hereof.

         "Team" means the Florida Panthers Hockey Club, Ltd., a Florida limited partnership, its successors and assigns, who own the NHL Franchise rights for the Florida Panthers.

         "Team License" shall have the meaning set forth in Recital E hereof.

         "Trust Agreement" means the Trust Agreement referred to in Section 2.3(b) hereof.

         "Trustee" means the Trustee under the Trust Agreement.

         "Work" means the Project, the Project Improvements and the Program Requirements pertaining to the Project Improvements as reflected in the Construction Documents, as the same shall be amended from time to time as provided herein, and to be reflected in the Project Developer's final as-built drawings.

         1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP, as consistently applied.


                                   ARTICLE II

                         THE COUNTY'S RESPONSIBILITIES

         2.1     Acquisition of the Land.

         (a) The County represents and warrants to and covenants with the Project Developer that (i) the County is prepared to execute a binding agreement (the "Land Acquisition Agreement"), subject to the Project Developer's approval, providing for the County to acquire fee simple title to the Land at a price not in excess of the price provided in the Sunrise Agreement; (ii) the County has provided to the Project Developer a true and complete copy of the final form of the Land Acquisition Agreement; (iii) upon the execution thereof, the County will provide the Project Developer with a true and complete copy of the Land Acquisition Agreement, as executed by all parties thereto, which shall be in the final form thereof referred to in the previous clause (ii); (iv) the County will comply with its obligations, and enforce the obligations of the other parties, under the Land Acquisition Agreement; (v) the Land Acquisition Agreement will not be amended without the prior written consent of the Project Developer; and (vi) on or before October 1, 1996, the County will take title to and beneficial ownership of the Land and such title shall be free and clear of all liens, claims, encumbrances, restrictions and other matters of title other than the Permitted Exceptions. Upon its taking title to and beneficial ownership of the Land, the County shall make the Project Site (and for staging areas and the like, during the construction period, the balance of the Land) fully available to the Developer for the purposes contemplated by this Agreement. Exhibit A hereto is a legal description of the Land. Legal descriptions of the Project Site and the Private Development Site will be set forth in an amendment to this Agreement which the parties shall execute at such time as the site planning of the Project Site shall have been completed.

         (b) Sufficient acreage will be set aside within the Project Site for the purposes set forth in this Agreement, including up to a maximum of 7,500 parking spaces. The actual location of the Facility and related exterior improvements (such as marshaling and loading areas) will be specified in the Schematic Design Documents.

         (c) The Project Developer shall have the exclusive right to develop the Private Development Site for any use approved by any governmental agency having jurisdiction. The County and the Project Developer's rights and obligations with respect to the use and development of the Private Development Site by the Project Developer will be set forth in an agreement to be negotiated in good faith by the County and the Project Developer. The Private Development Site is not included in the Facility. The County will assist and cooperate with the Project Developer in obtaining maximum development rights for the Private Development Site. The cost of permitting and developing the Private Development Site, if any, will not be paid for by the County.

         2.2 Remediation of the Land. The County shall cause the Land to be free of all Hazardous Materials (as defined in that certain Letter of Agreement dated April 13, 1996, among the Team, the County and the City (the "Sunrise Agreement")) and shall diligently enforce all its rights against the City with respect to Hazardous Materials and otherwise, as set forth in the Sunrise Agreement. The County's obligations to cause the Land to be free of all Hazardous Materials shall not be affected by any failure to enforce, or any unsuccessful attempt to enforce, such rights against the City. Costs incurred by the County to fulfill its obligations under this Section 2.2. shall be paid from the Contingent County Project Funding and are not included in the Land Acquisition and Project Development Budget. As used herein, "free of all Hazardous Materials" means the removal, clean-up, treatment, isolation or encapsulation of all such Hazardous Materials in accordance with all Applicable Laws.

         2.3     Funding the Project.

                 (a) The County will fund or cause to be funded the costs of acquiring the Land and designing, developing and constructing the Project and the Project Improvements in an amount not to exceed $175,700,000 (the "Fixed County Project Funding"), as set forth in the Land Acquisition and Project Development Budget and the applicable provisions of this Agreement. In addition, the County will fund known and unknown and unforeseen geo-technical and environmental contamination costs (the "Contingent County Project Funding"; together with the Fixed County Project Funding, the "County Project Funding") and, if applicable, the Supplemental County Project Funding. The County's obligations with respect to the Contingent County Project Funding shall not include the funding of costs encountered as a result of unknown or concealed site conditions which are of a usual nature and do not differ materially from those ordinarily encountered and generally recognized as inherent in construction activities of the character contemplated hereby.

                 (b) In order to provide the Fixed County Project Funding, the County agrees to issue the County Bonds, in one or more series, the face amount of which in the aggregate shall not exceed $185,000,000. The County Bonds will be secured by the tourist development taxes referred to in Section 13.2.7, the state sales tax rebates referred to in Section 13.2.8, the County Preferred Revenue Allocation (as defined in the Operating Agreement) and the covenant of the County to budget and appropriate from other legally available funds, as provided in a Trust Agreement (the "Trust Agreement") and in such additional manner as is determined by the County in consultation with the Project Developer and the Team. The County will issue the County Bonds no later than September 15, 1996. The final maturity of the County Bonds will be not later than six months following the initial License Expiration Date (as defined in the Team License). The parties hereby agree to the Plan of Finance set forth in Exhibit C hereto. The provisions of such Plan of Finance shall survive the termination of this Agreement.

                 (c) If the County does not otherwise pay or reimburse all amounts incurred in respect of the Contingent County Project Funding, the County covenants to budget and appropriate funds sufficient to fund all such amounts.

                 (d) The County will deposit the Fixed County Project Funding and all amounts required to fund the Contingent County Project Funding in the Construction Fund established in the Trust Agreement (the "Construction Fund"), and the Trustee will disburse all such funds from the Construction Fund in accordance with the provisions of the Trust Agreement and Article VI hereof.

                 (e) Subject to the provisions of this Agreement, the Project Developer will fund all costs of acquiring the Land and developing the Project in excess of the County Project Funding ("Project Developer Project Funding"). The Team will guaranty the obligations of the Project Developer in respect of the Project Developer Project Funding pursuant to the Substantial Completion Guaranty Agreement in the form of Exhibit E hereto.

                 (f) At the option of the Project Developer, in the event the actual costs incurred to acquire the Land and permit, design, construct and equip the Project and the Project Improvements shall exceed $175,700,000 (plus the amount of the Contingent County Project Funding), the County shall issue additional taxable bonds in such original face amount as will provide proceeds equal to such excess costs up to a maximum face amount equal to 10% of the face amount of the County Bonds. Such proceeds (the "Supplemental County Project Funding") shall be deposited in the Construction Fund (or in a fund equivalent thereto, if a separate trust agreement is used with respect to such additional taxable bonds) to be used for the payment of such additional costs in accordance with the provisions of this Agreement. The County's obligation to issue such additional debt is conditioned upon the Team's obligation to pay supplemental rent, in accordance with Section 3.6 of the Team License, equal to the debt service on such additional debt over the License Term remaining at the time of issuance of such additional debt.

         2.4 Traffic Mitigation. The County hereby agrees to use its best efforts, in conjunction with the State of Florida Department of Transportation and the City, to mitigate any traffic related issues, so that ingress and egress projections by the County's traffic engineers and other transportation consultants are not in excess of the capacity of the roadways and other transportation modes leading to and from the Project Site. For purposes hereof, such "best efforts" means, without limitation, that the County shall
(i) contract for or cause to be contracted for a professional traffic engineering study to assess traffic impacts of the Facility and recommend roadway improvements for mitigation and (ii) pursue implementation by the City, the County or the State of Florida Department of Transportation of the recommended improvements from appropriate funding sources other than general revenues of the County.

         2.5 Pre-Development Costs. Prior to the issuance of the County Bonds, the County and the Project Developer will incur obligations for pre-development costs as set forth in the Land

Acquisition and Project Development Budget. Amounts so advanced to pay such obligations will be reimbursed from Project funds to the party advancing them.

         2.6     Acquisition of Construction Materials.

                 (a) The County reserves the right to require Project Developer to assign some or all of its agreements with material suppliers directly to the County. Any materials purchased by the County pursuant to such an assignment of a material supply agreement shall be referred to as "County-Furnished Materials" and the responsibilities of both the County and the Project Developer relating to such County-Furnished Materials shall be governed by the terms and conditions of this Section 2.6, which shall take precedence over other conditions and terms of this Agreement where inconsistencies or conflicts exist.

                 (b) From time to time, the Project Developer shall provide, or cause the General Contractor to provide, the County a list of all intended suppliers, vendors, and materialmen for consideration as suppliers of County-Purchased Materials, a description of the materials to be supplied, estimated quantities and price quotes from the vendors.

                 (c) Upon request from the County, and in a timely manner, the Project Developer shall prepare, or cause the General Contractor to prepare, a purchasing requisition request form ("Purchasing Requisition Request Form") which shall, in form and detail acceptable to County, specifically identify the materials which County may, in its discretion, elect to purchase directly and the vendors and suppliers thereof. The Purchasing Requisition Request Form shall include: (i) the name, address, telephone number and contact person for the material supplier; (ii) manufacturer or brand, model or specification number of the item; (iii) quantity needed as estimated by the General Contractor; (iv) the price quoted by the supplier for the materials identified therein; (v) any sales taxes associated with such quote; (vi) shipping and handling insurance cost; (vii) 100% performance bond cost; (viii) delivery dates as established by the General Contractor; (ix) any reduction in the General Contractor's cost for both the payment bond and the performance bond; and (x) detail concerning bonds or letters of credit provided by the supplier if included in his proposal.

                 The Purchasing Requisition Request Form shall include copies of vendors' quotations, and specifically reference any terms and conditions which have been negotiated with the vendors concerning letters of credit, terms, discounts, or special payments.

                 (d) After receipt of a Purchasing Requisition Request Form, the County shall prepare a purchase order (a "Purchase Order") for each item of material which the County chooses to purchase directly. Pursuant to the Purchase Order, the vendor will provide the required quantities of material at the price established in the vendor's quote to the General Contractor, less any sales tax associated with such price. Each Purchase Order shall contain the County's consumer certificate of exemption number. Promptly upon receipt of each Purchase Order, the Project Developer shall implement, or cause the General Contractor to implement, a procedure for the purchase of the items in accordance with the terms of the Purchase Order and in a manner to assure timely delivery of such items. The County's Representative shall be the approving authority for the County on Purchase

Orders in conjunction with County-Furnished Materials. The Purchase Order shall also provide for reimbursement of the cost to the supplier for providing required shipping and handling insurance and for providing a performance bond from the supplier to the County for the full value of the Purchase Order, unless such insurance and bonding requirements were included in the quote provided by the supplier to the Project Developer. The Purchase Order shall also require the delivery of the County-Furnished Materials on the delivery dates provided in the Purchasing Requisition Request Form.

                 (e) Except as otherwise provided in Section 2.6(d), the Project Developer shall be fully responsible for all matters relating to the procurement of materials furnished by the County in accordance with this
Section 2.6, including, but not limited to, assuring the correct quantities, placing the order in a timely manner, assuring coordination of purchases, providing and obtaining all warranties and guaranties required by the Construction Documents and inspection and acceptance of the goods at the time of delivery. The Project Developer shall coordinate, or cause the General Contractor to coordinate, delivery schedules, sequence of delivery, loading orientation, and other arrangements normally required by the General Contractor for the particular materials furnished. The Project Developer shall cause the General Contractor to provide all services required for the unloading, handling and storage of materials through installation.

                 (f) The Project Developer shall cause the General Contractor to visually inspect all shipments from the suppliers and approve the vendor's invoice for material delivered, as County-Furnished Materials are delivered to the jobsite. The General Contractor shall be required to assure that each delivery of County-Furnished Materials is accompanied by documentation adequate to identify the Purchase Order against which the purchase is made. This documentation may consist of a delivery ticket and an invoice from the supplier conforming to the Purchase Order together with such additional information as the County may require. The Project Developer shall require the General Contractor to then forward the invoice to the County for payment.

                 (g) The General Contractor shall be required to determine that County-Furnished Materials conform to the Construction Documents and determine prior to incorporation into the Work if such materials are patently defective, and whether such materials are identical to the materials ordered and match the description on the bill of lading. If the General Contractor discovers defects or non-conformities in County-Furnished Materials upon such visual inspection, such nonconforming or defective materials shall not be used in the Work, and instead, the Project Developer shall promptly notify the County of the defective or nonconforming condition so that repair or replacement of those materials can occur without any undue delay or interruption to the Project. If the Project Developer fails to require the General Contractor to perform such inspection, or the General Contractor otherwise incorporates into the Work such defective or nonconforming County-Furnished Materials, the condition of which it either knew or should have known by performance of an inspection, the County shall not be responsible for damages to the Project Developer resulting from the General Contractor's incorporation of such materials into the Project.

                 (h) The General Contractor shall be required to maintain records of all County-Furnished Materials it incorporates into the Work from the stock of County-Furnished Materials in its possession. The General Contractor shall account monthly to the County for any County-

Furnished Materials delivered into the General Contractor's possession, indicating portions of all such materials which have been incorporated into the Work.

                 (i) The General Contractor shall be responsible for obtaining and managing all warranties and guaranties for all materials and products as required by the Construction Documents. All repair, maintenance or damage-repair calls shall be forwarded to the General Contractor for resolution with the appropriate supplier, vendor, or subcontractor.

                 (j) Notwithstanding the transfer of County-Furnished Materials by the County to the General Contractor's possession, the County shall retain legal and equitable title to any and all County-Furnished Materials.

                 (k) The transfer of possession of County-Furnished Materials from the County to the General Contractor shall constitute a bailment for the mutual benefit of the County and the General Contractor. The County shall be considered the bailor and the General Contractor the bailee of the County-Furnished Materials. County-Furnished Materials shall be considered returned to the County for purposes of their bailment at such time as they are incorporated into the Project or consumed in the process of completing the Project.

                 (l) The County shall purchase and maintain insurance sufficient to protect against any loss of or damage to County-Furnished Materials. Such insurance shall cover the replacement cost of any County-Furnished Materials not yet incorporated into the Project during the period between the time the County first takes title to any of such County-Furnished Materials and the time when the last of such County-Furnished Materials is incorporated into the Project or consumed in the process of completing the Project.

                 (m) The County shall in no way be liable for any interruption or delay in the Project, for any defects or other problems with the Project, or for any extra costs resulting from any delay in the delivery of, or defects in, County-Furnished Materials, except in the event of the County's gross negligence or willful misconduct.

                 (n) On a monthly basis, the General Contractor shall be required to review invoices submitted by all suppliers of County-Furnished Materials delivered to the Project Site during that month and either concur or object to the County's issuance of payment to the suppliers, based upon the General Contractor's records of materials delivered to the Project Site and any defects detected in such materials.

                 (o) In order to arrange for the prompt payment to the supplier, the Project Developer shall cause the General Contractor to provide to the County a requisition for payment within 15 days from receipt and acceptance of the goods or materials. The requisition shall include a copy of the applicable Purchase Order, invoices, delivery tickets, written acceptance of the delivered items, and such other documentation as may be reasonably required by the County. Upon receipt of the appropriate documentation, the County shall cause the Trustee, as part of the periodic draw process to be set forth in the Trust Agreement, to prepare a check drawn from the Construction Fund to the supplier based upon the requisition data provided. This check will be released, delivered and remitted directly to the supplier.

         2.7 Permits. (a) The parties contemplate that the permits listed in Exhibit G hereto may be required from Governmental Authorities and quasi-Governmental Authorities in connection with the design, planning, construction, completion, use and occupancy of the Project and the Project Improvements.

                 (b) The County, as owner, shall act as applicant or co-applicant, and shall diligently facilitate and expedite all actions necessary in order to obtain the permits listed in Part One of Exhibit G so as to permit the undelayed commencement of construction of the Project and occupancy by the Team. In support of such applications, the Project Developer shall timely engage appropriate consultants mutually approved by the County and the Project Developer and timely shall furnish information required by the County, and otherwise timely cooperate with, the County in connection with obtaining such permits. The County shall submit its information requirements to the Project Developer, or its consultants, sufficiently in advance so that the Project Developer, or its consultants, may furnish the information required for permitting on a timely basis. All applications and other documents to be submitted by the County in connection with such permits shall be subject to the Project Developer's approval, which shall not be unreasonably withheld and shall be provided within three (3) Business Days after the County submits the completed application and other documents, as applicable, to the Project Developer. Failure by the Project Developer to disapprove, within such time period, any item submitted for approval shall be deemed to be approval thereof. The County shall furnish copies (or originals if required by Applicable Laws) of all such permits to the Project Developer. The County shall keep the Project Developer fully apprised of the status of processing such permits.

                 (c) The Project Developer shall diligently pursue, facilitate and expedite all actions necessary in order to obtain the permits listed in Part Two of Exhibit G and all other permits, provided that the County shall furnish information required by the Project Developer, and otherwise cooperate with, the Project Developer in order for the Project Developer to obtain all such Permits in the most expeditious fashion. If requested, the County shall be furnished copies of all such Permits and of all applications and other documents to be submitted by or on behalf of the Project Developer in connection with such Permits. The Project Developer shall keep the County fully apprised of the status of processing such Permits.

         2.8 Additional Obligations of the County. The County shall fully cooperate with the Project Developer in the development of the Project. Without limiting the County's obligations hereunder, and in addition to its obligations set forth elsewhere in this Agreement, the County, acting through the County's Representative or the County's Consultant, as provided in Article XI hereof, shall:

                 (a) promptly respond to all requests for approval, consent, review or comment submitted by or on behalf of the Project Developer;

                 (b) promptly furnish to the Project Developer and the Team, upon receipt by the County, copies of any and all legal notices received by the County affecting the Project, including, without limitation, notices from Governmental Authorities, notices from any party claiming any default in any financing or payment obligation, and any other notice not of a routine nature;

                 (c) promptly notify the Project Developer and the Team of any suit, proceeding or action that is initiated or threatened in connection with the Project or against the Project Developer or the County in connection with the Project;

                 (d) procure and maintain, with responsible companies reasonably acceptable to the Project Developer, the insurance coverage set forth in Part Three of Exhibit H. Such insurance shall name the Project Developer, the Operator and the Team as additional named insureds as their interests may appear. Such insurance shall include waivers by the respective insurance carriers of any and all rights of subrogation against the Project Developer, the Operator, or the Team, and the County shall promptly provide the Project Developer with certificates evidencing such insurance; and

                 (e) provide the Project Developer not less than seven Business Days' prior written notice of the date of sale of the County Bonds.


                                  ARTICLE III

                    THE PROJECT DEVELOPER'S RESPONSIBILITIES

         3.1     Design and Construction Obligation.

                 (a) Provided that the County shall have performed its covenants, and not breached its representations and warranties, set forth in
Article II and Section 13.2 hereof, the Project Developer hereby undertakes and assumes sole and exclusive responsibility to cause and obtain the permitting, design and construction of all improvements comprising the Project (the "Project Improvements") in accordance with the Program Requirements and the Construction Documents, to cause Substantial Completion of the same to occur on or before the Scheduled Completion Date, as the same may be extended pursuant to the provisions of this Agreement, and to equip the Facility in accordance with the Program Requirements and as contemplated by the Team License.
Provided that the Trustee shall perform its obligations set forth in the Trust Agreement, all costs, expenses and expenditures in connection with the design and construction of the Project Improvements, including, without limitation, the amounts owing to the Design Architect, and/or other architectural, engineering or other design consultants, and to the General Contractor, Contractors, or other contractors, subcontractors, suppliers, consultants or otherwise for supervision, transportation, labor, materials or Permits or other matters in connection with the Project and the Project Improvements, shall be paid by the Project Developer from the Construction Fund pursuant to the Land Acquisition and Project Development Budget.

                 (b) The Project Developer shall manage and direct the permitting, design and construction of the Work, and shall coordinate the work of all Persons involved therein. The Project Developer shall meet with the County's Consultant, the Project Architects, Contractors, General Contractor and other Persons providing design or construction services on a regular and frequent basis and as specifically provided herein in order to assure the performance of the Work in accordance with the terms of this Agreement. To the extent the Project Developer has, obtains, or retains rights under any Contract pertaining to the Work, the Project Developer will exercise such rights in accordance with all approval and consent provisions provided to the County and the Team in this Agreement. Notwithstanding anything to the contrary set forth herein, the parties agree that in performing its obligations pursuant to this Agreement, the Project Developer shall not be acting as a contractor, within the meaning of Chapter 489, Florida Statutes, and that the Project Developer shall cause all services to be performed hereunder which, by reason of such Chapter, must be performed by contractors, as so defined, to be performed by properly licensed Persons.

         3.2     Services to be Performed by the Project Developer.   The
Project Developer shall cause the Project and the Project Improvements to be designed and constructed in an orderly, expeditious and efficient manner in accordance with the Applicable Laws, the Schedule and the Construction Documents. Without limiting the Project Developer's obligations hereunder, the Project Developer shall:

                 (a) on a monthly basis, prepare and submit to the County, for informational purposes only, updates to the Land Acquisition and Project Development Budget, which shall include updated estimates of the cost of the Project and anticipated dates when funds will be required to pay the County Project Funding and, if applicable, the Project Developer Project Funding;

                 (b) prepare and submit to the County, for informational purposes only, the Schedule, and thereafter update the Schedule on a monthly basis;

                 (c) retain the services of the Project Architects and consultants and coordinate the design of the Project as more specifically set forth in Article IV hereof;

                 (d) direct, coordinate and supervise the preparation of all submissions necessary in connection with the Permits to be obtained by the Project Developer and negotiate with and act as liaison to the Governmental Authorities in connection with obtaining such Permits. The Project Developer shall obtain and provide to the appropriate Governmental Authorities all drawings, documents, information, consents and such other items necessary to secure the Permits for which the Project Developer is responsible. All applications and other documents submitted by or on behalf of the Project Developer in connection with the Permits shall be available for review by the County and the Team both prior to and after submission to the Governmental Authorities. The Project Developer shall keep the County and the Team fully apprised of the status of processing the Permits;

                 (e) cause the construction services specified in Article V hereof to be performed;

                 (f) negotiate, procure and retain the services of the General Contractor, who shall, among other things, execute the construction of the Project Improvements, or, in the case of a construction manager, manage, supervise and direct construction activities related to the Work;

                 (g) investigate, hire, contract with, train, pay, supervise and, when necessary, discharge the personnel reasonably required to be employed or engaged by the Project Developer in order to properly perform the Work. Such personnel shall in every instance be deemed independent contractors, agents or employees, as the case may be, of the Project Developer and not of the County, and all matters pertaining to the employment, engagement, supervision, compensation, promotion and discharge of such independent contractors, agents or employees shall be the sole responsibility of the Project Developer. All salaries, wages, commissions and other compensation or expense of personnel employed by the Project Developer hereunder, including so-called fringe benefits, medical and health insurance, pension plans, social security, taxes, workers' compensation insurance and all other expenses of the Project Developer are and shall be the responsibility of and paid by the Project Developer from the Construction Fund pursuant to the Land Acquisition and Project Development Budget. The Project Developer shall use reasonable efforts to cause all personnel used by the Project Developer, the Design Architect, the Project Site Architect, General Contractor and any Contractor in the performance of the design and/or construction of the Project Improvements to be qualified by training and experience to perform their assigned tasks;

                 (h) procure and maintain, and require the General Contractor, Project Architects, Contractors and other Persons performing design and construction of the Work to procure and maintain, with responsible companies reasonably acceptable to the County, insurance coverage as set forth in Part One of Exhibit H. Such insurance shall in any event name the Operator, the Team and the County as additional named insureds, as their interests may appear. Such insurance shall include waivers by the respective insurance carriers of any and all rights of subrogation against the Project Developer, the Operator, the Team, or the County, and the Project Developer shall promptly provide the County with certificates evidencing such insurance;

                 (i) at all times prior to the License Commencement Date (as defined in the Team License), use its best efforts to investigate and make a full timely written report to the insurance carriers as to any accident at the Project, claim for damages relating to the design and/or construction of the Project, and damage to or destruction of the Project (and the estimated cost of repair thereof), and prepare and file any and all reports required by any insurance carriers in connection therewith;

                 (j) provided that the Trustee is obligated to make disbursements for amounts due and payable as costs and expenses of the Work under the Trust Agreement and that the disbursement procedures set forth in the Trust Agreement are reasonably acceptable to the

         Project Developer, cause such disbursements to be made regularly and punctually by the Trustee pursuant to the requisition procedure established in the Trust Agreement;

                 (k) maintain at its regular business office separate, true and proper books, records, accounts, journals and files regarding its business transactions and the design and construction of the Project Improvements, containing Contracts, agreements, all design documents (including, without limitation, the Construction Documents), shop drawings, change orders, applications for payment, Permits, rental agreements and records, insurance policies, correspondence, receipts, bills and vouchers, and all other documents and papers pertaining to the Project and/or the design and construction thereof, all of which shall be available for review by the County (and a copy of any such items shall be provided to the Team, if requested);

                 (l) at all times prior to the License Commencement Date (as defined in the Team License), take such action as may be necessary to comply with any and all Applicable Laws, to the extent that such Applicable Laws are susceptible of being complied with by the Project Developer or Persons under its control;

                 (m) promptly furnish to the County and the Team, upon receipt by the Project Developer, copies of any and all legal notices received by the Project Developer affecting the Project, including, without limitation, notices from Governmental Authorities and all notices from any party claiming any default in any financing or payment obligation, and any other notice not of a routine nature;

                 (n) promptly notify the County and the Team of any suit, proceeding or action that is initiated or threatened in connection with the Project or against the Project Developer or the County in connection with the Project;

                 (o) provide from the Construction Fund pursuant to the Land Acquisition and Project Development Budget field office space, equipment, furniture and related items at the Project site during construction sufficient for use by the County's Consultant;

                 (p) provide from the Construction Fund sufficient resources for the Operator to execute a pre-opening plan as shall be approved by the Project Developer, the Operator and the Team;

                 (q) provide the County and the Team with an original and one (1) sepia print of as-built drawings substantially reflecting and depicting the Project Improvements as constructed and indicating the changes in and deviations from the Construction Documents. The as-built drawings may be an assembled set prepared by the various Contractors, provided such have been coordinated, reviewed, organized and compiled into a single set of as-built drawings by the Design Architect suitable for use by the County; and

                 (r) cooperate with the County in causing specified goals for construction hiring to be met, as provided in the SBDE Plan attached hereto as Exhibit F; use good faith efforts to provide that minority and female Contractors and subcontractors have the maximum practicable opportunity to compete for contract work in accordance with the SBDE Plan; and use good faith efforts to hire qualified workers from within the County.

In lieu of performing such obligations itself, the Project Developer may cause one or more of them to be performed by another Person.


                                   ARTICLE IV

                             DESIGN OF THE PROJECT

         4.1 Design Consultants. The Project Developer shall select the Design Architect. The Project Developer shall consult with the County with respect to such selection, but the Project Developer shall have the sole right to select the Design Architect. The Project Developer shall negotiate and execute the contract between the Project Developer and the Design Architect. The Project Developer shall provide a copy of such contract and all amendments thereto to the County's Consultant for its review and comment. The Project Developer shall deliver to the County's Consultant, for informational purposes only, a copy of all other contracts with consultants.

         4.2     Development of Design Documents.

         (a) Attached hereto as Exhibit B is a general description of the contemplated Project Improvements (the "Program Requirements"). The Project Developer acknowledges that such Program Requirements may not be withdrawn nor may the scope and/or quality of work set forth therein be reduced without the approval (i) of the Team and (ii) if such reduction would materially adversely affect (y) the revenue-generating capacity of the Project Improvements or (z) the Program Requirements, the County's Consultant. Within the times set forth in the Schedule referred to in Section 3.2(b) and further described in Article XIII hereof, the Project Developer shall cause the Project Architects to prepare and deliver, to the County and to the Team, Schematic Design Documents, Design Development Documents and Construction Documents as described herein.

         (b) The Project Developer shall cause the Project Architects to timely prepare and deliver to the County's Consultant, for its review and approval in accordance with Sections 4.2(g) and 4.2(a), to the extent applicable, and to the Team, for its review and approval, schematic design documents for the Project Improvements, including, but not limited to, site plans, floor plans, elevations, sections and outline specifications (the "Schematic Design Documents") and amendments and supplements to the Program Requirements. The Schematic Design Documents shall be based on the Program Requirements.

         (c) The Project Developer shall cause the Project Architects to timely prepare and deliver to the County and the Team, but in no event later than the date set forth in the Schedule unless otherwise agreed to in writing by the Team, for informational purposes only as to the County and for the review and approval of the Team, development documents for the Project Improvements, including, but not limited to, site plans, floor plans, elevations, enlarged floor plans, miscellaneous details and updated outline specifications (the "Design Development Documents"). The Design Development Documents shall be based upon the approved Schematic Design Documents and the Program Requirements.

         (d) The Project Developer shall cause the Project Architects to timely prepare and deliver to the County and the Team, but in no event later than the date set forth in the Schedule unless otherwise agreed to in writing by the Team, for informational purposes only as to the County and for the review and approval of the Team, complete construction documents, including Construction Documents, drawings and specifications setting forth in detail all requirements for the construction of the Project (the "Construction Documents"). The Construction Documents shall be based upon the approved Design Development Documents and, to the extent the Construction Documents include matters which were not the subject of the approved Design Development Documents, the Program Requirements.

         (e) During the design process, the Project Developer shall establish, and update as necessary, the Schedule setting forth the dates for delivery of the various design documents and for the review and approvals thereof, durations of design phases and dates for required submittals and bid packages, and of all design meetings with the Project Architects, coordinated with the requirements of the Schedule, and shall deliver a copy of the Schedule and updates thereof to the County's Consultant and the Team sufficiently in advance to afford the County's Consultant and the Team an opportunity to review the Schedule and to attend and participate in such meetings. The County's Consultant and the Team shall review the documents prepared by the Project Architects to the date of each design meeting and confer with the Project Developer and the Project Architects regarding progress. The Project Developer shall prepare, or cause the Project Architects to prepare, minutes of each design meeting reflecting the decisions made, Team approvals given and objections raised at the meeting, and shall use its best efforts to accomplish distribution thereof to the County's Consultant, the Team and others in attendance within seven (7) days after each meeting. Such minutes shall be reviewed, amended if necessary, and approved at the next design meeting following the distribution thereof.

         (f) No change from a previously approved design concept shall be permitted unless the Team agrees to the change and, if the County's Consultant's approval is required pursuant to Section 4.2(a) or Section 4.2(g), the County agrees to the change.

         (g) Notwithstanding anything to the contrary set forth herein, the Project Developer shall retain control of the Project design process and all aspects of the design and specifications of the Project other than conceptual approval by the County's Consultant of the exterior design and finishes of the Project Improvements. As to matters regarding the exterior design and finishes of the Project Improvements, the County's Consultant's approval shall not be unreasonably withheld or delayed.

         4.3     Design Standards.

                 It is the purpose of this Article IV to cause the Construction Documents to comply with the requirements of the Program Requirements and to produce a facility which meets the "Quality Arena Standard" set forth in the Team License.

         4.4 The County's Consultant's Review and Approval. (a) Any matters which are to be submitted to the County's Consultant for the County's Consultant's approval or consent shall be submitted to the County's Consultant under cover of a review request which shall state when the Project Developer wishes to have the County's Consultant's response. As to "routine matters" (i.e., any matters described in clause (ii) of the second sentence of Section 4.2(a)), the County's Consultant will respond as soon as possible, but in no event later than five (5) Business Days after receiving the request and supporting information. As to matters other than routine matters, the County's Consultant will respond as soon as possible, but in no event later than ten
(10) days. If information which the County's Consultant reasonably deems necessary to fully accomplish its review of the matter in question is not provided to the County's Consultant, the applicable review period shall not commence until such information has been furnished to and received by the County's Consultant. During the course of such review, the Project Developer and the County's Consultant shall proceed in good faith and the Project Developer shall make available to the County's Consultant such Persons involved in either the preparation of the subject drawings and documents or the construction of the Project Improvements described therein as the County's Consultant shall reasonably request for the purpose of consultation and explanation of the subject drawings and documents. On or before the expiration of the review period, the County's Consultant shall prepare and submit to the Project Developer in writing any comments, suggestions, modifications or objections it may have to the subject drawings and documents. Except as otherwise expressly provided in this Agreement, the approval of the County or the County's Consultant as to any matter requiring the approval of the County or the County's Consultant pursuant to this Agreement, shall not be unreasonably withheld, and failure by County or the County's Consultant to disapprove, within the time period specified herein, any item submitted for approval shall be deemed to be approval thereof.

                 (b) All construction documents, plans, specifications, drawings, models, samples and the like submitted to the County pursuant to this Agreement are for informational purposes only, except (i) as otherwise expressly provided herein and (ii) as submitted to the County for regulatory or permitting purposes.

         4.5 Use of Plans. The County shall not use the construction documents, plans, specifications, drawings, models, samples and the like produced or developed in connection with the design and construction of the Project and the Project Improvements for any purpose other than as contemplated by this Agreement.


                                   ARTICLE V

                          CONSTRUCTION OF THE PROJECT

         5.1 Duties of the Project Developer. The Project Developer shall cause the General Contractor diligently to pursue and prosecute to completion, in accordance with the Schedule and the Construction Documents, the construction of the Project Improvements and shall, subject to Force Majeure and adjustments permitted by the terms of this Agreement, cause Substantial Completion to occur on or before the Scheduled Completion Date. The Project Developer shall select the General Contractor. The Project Developer shall consult with the County with respect to such selection, but the Project Developer shall have the sole right to select the General Contractor. The Project Developer shall negotiate and execute the contract between the Project Developer and the General Contractor, which contract may be a guaranteed maximum price construction contract, which may include appropriate incentives for early completion and/or budget savings and appropriate penalties for late delivery and/or budget overruns, or such other form of contract as the Project Developer deems appropriate (the "Construction Contract"). The Project Developer shall provide a copy of such contract and all amendments thereto to the County for informational purposes only. The Project Developer shall or shall cause the General Contractor to prepare, negotiate and enter into bid packages or agreements or otherwise retain the services of the Contractors and such other contractor(s) and/or subcontractor(s) as are necessary or desirable to perform the Work, as the Project Developer or the General Contractor shall determine. Upon the execution of such Contracts and agreements, the Project Developer shall provide copies thereof to the County's Consultant. Except as otherwise provided herein, amounts owing under Contracts and other such agreements, including costs, fees and expenses of Contractors and other contractor(s) and/or subcontractor(s) retained by the Project Developer or the General Contractor on behalf of the Project Developer in connection with the construction of the Project, shall be the responsibility of the Project Developer from the Construction Fund and not of the County. The Project Developer shall require that the Contractors and others performing the Work obtain the Permits, bonds and insurance required by this Agreement and the Contracts to be obtained by them and shall provide the County's Consultants and the Team with copies of such Permits and bonds and of the certificates evidencing such insurance coverage.

         5.2 Cost Savings. In the event that the final cost of acquiring the Land and developing the Project as contemplated by this Agreement is less than $175,700,000, such difference shall be applied in accordance with the Plan of Finance.

         5.3 Financial Information. The Project Developer shall deliver to the County any and all financial information relating to the costs of the Work which is reasonably requested by the County.

         5.4     Supervision of Construction.   The Project Developer shall
cause the General Contractor to supervise and coordinate the construction of the Project Improvements so that the Project is constructed, equipped, furnished and completed in a good and workmanlike manner and in accordance with the terms of this Agreement. Except as otherwise provided in this Agreement, the Project Developer shall be responsible for the payment from the Construction Fund of all costs and expenses incurred in connection with the construction of the Project Improvements. The Project Developer shall enforce substantial compliance with the terms of the agreements with the Project Architects, General Contractor, Contractors and other contractors, subcontractors and/or design professionals and require their performance substantially in accordance therewith. The Project

Developer shall administer the contracts for the design and construction of the Project Improvements and require that work be continuously and diligently performed in order to achieve Substantial Completion on or before the Scheduled Completion Date, as the same may be adjusted pursuant to the terms hereof. Without limiting the foregoing, the Project Developer shall or shall cause the General Contractor to:

                 (a) coordinate the Work as it progresses and the inspections of the Project Improvements by consultants, review inspection reports, schedule and conduct preconstruction and construction meetings, implement courses of action when requirements of Contracts or other agreements for the design or construction of the Project Improvements are not being fulfilled, and review and revise estimates of construction costs;

                 (b) negotiate or prepare bid packages for any portion of the Work necessary for the award of Contracts and other agreements as set forth herein, coordinate selections and procedures therefor and maintain harmonious labor relations;

                 (c) review all applications for payment and supporting documentation prepared by Contractors and others performing work or furnishing materials for the Project Improvements and provide the Project Developer and the Trustee with evidence of such payments;

                 (d) negotiate final payments and/or final settlements with all parties involved in the construction of the Project Improvements. The Project Developer shall commence, defend and settle in good faith such legal actions and proceedings concerning the design and construction of the Project Improvements (other than defense of the County in legal actions or proceedings in which the County is a defendant, which defense shall be assumed by the County Attorney) as are necessary or required in the opinion of the Project Developer and retain counsel in connection therewith. If any claims or liens are filed with respect to the Project, take such action as is necessary to cause the release and removal thereof;

                 (e) cause any defects in the construction of the Project Improvements or in the installation or operation of any equipment or fixtures therein to be corrected during construction and applicable warranty periods;

                 (f) hold weekly job meetings with all job-site personnel, including contractors and subcontractors and the Project Architects, as appropriate and necessary, during the construction of the Project to review the progress of development of the Project and completion of
         the Project Improvements.   The County's Consultant shall be given
         notice of and permitted to attend such meetings and any other meeting involving all or some of such parties. If requested by the Project Developer, the County's Consultant shall confer with the Project Developer regarding the need or appropriateness of the County's Consultant's attendance at a particular meeting; however, the foregoing shall not obligate the County's Consultant to attend nor prevent the County's Consultant from attending any such meeting(s).

         The Project Developer shall cause copies of minutes of any and all such meetings to be prepared and delivered to the participants and the County's Consultant;

                 (g) advise the County and the Team of any delays or anticipated delays in meeting the Schedule and of the actual dates on which the various stages and construction indicated on the Schedule are started and completed;

                 (h) if construction of the Project Improvements does not progress in accordance with the dates required by the Schedule, as it may be adjusted pursuant to the terms of this Agreement, or if it is unlikely that such dates will be met based on the then progress of the Work, the Project Developer may cause an acceleration of the Work by all available means including utilization of overtime, additional work crews and alternate material suppliers;

                 (i) cooperate with the Operator and the Team and require the General Contractor and Project Architects to cooperate with the Operator and the Team in the turnover of the Project to the Operator and the Team for the use, occupancy and operation thereof, and facilitate the orderly transition from construction to such use, occupancy and operation (including, without limitation, delivery of all maintenance manuals, warranties and the like); and

                 (j) supervise and coordinate the completion of "punch list" items and warranty work following Substantial Completion.

         5.5     Correction of Work.   If during construction, the Project
Developer or the Project Architects reasonably determine that construction is not proceeding in accordance with the Construction Documents as they may be modified as permitted under this Agreement, the Project Developer shall cause any such nonconforming work to be re-executed by the party responsible therefor at no expense to the County and without adjustment to the Land Acquisition and Project Development Budget or Schedule. If, however, the Project Developer determines it to be inexpedient to require the correction of such work, an equitable deduction under the applicable Contract or other remedy acceptable to the Team may be pursued.

         5.6     Construction Change Orders.

                 (a) The Project Developer may, at any time and from time to time, by a written Change Order Request ("COR") cause changes in the Work within the general scope of the construction required by this Agreement. Such changes may include, but are not limited to, changes in the Construction Documents.

                 (b) In the event a COR would materially and adversely impact the Schedule, the Project Developer shall deliver to the Team the Project Developer's written statement setting forth in detail the effect that such change would have on the Schedule, together with a statement of the effect of all COR's to date on the Schedule (the "Change Order Quotation").

                 (c) Upon receipt of any Change Order Quotation, the Team shall, within ten (10) Business Days, or as soon thereafter as reasonably possible, review such proposal. Upon completion of such review, the Team, at its sole discretion, shall have the option to (i) accept the Change Order Quotation, in which event the parties shall be deemed to have agreed to the Change Order Quotation, (ii) enter into negotiations with the Project Developer concerning any aspect of the Change Order Quotation, or (iii) reject the Change Order Quotation in writing, in which event the COR shall be deemed withdrawn and the Project Developer shall construct the Project Improvements pursuant to the Construction Documents without regard to such COR. Any failure of the Team to respond to a Change Order Quotation within ten (10) Business Days of delivery to the Team thereof shall be deemed disapproval of such Change Order Quotation and withdrawal of such COR. Upon the Team's acceptance of a Change Order Quotation, either as originally submitted or as modified with the agreement of the Project Developer and the Team, the Project Developer shall cause the work required by such COR to be performed and the Schedule shall be adjusted as provided in the applicable Change Order Quotation.

                 (d) Except as otherwise may be provided in Exhibit C, the County shall not have the right to approve or disapprove any COR except a COR which would materially reduce any of the Program Requirements. Such approval shall not be unreasonably withheld or delayed.

         5.7 Payment and Performance Bonds. (a) Prior to the commencement of the work under each subcontract between the General Contractor and the General Contractor's subcontractors for the construction of any Project Improvements, the Project Developer shall cause to be submitted to the County a performance bond and a labor and materialman's payment bond for that subcontract; provided, however, that no such bonds shall be required if the subcontract is less than Two Hundred Fifty Thousand ($250,000) Dollars, and with the inclusion of that subcontract, the aggregate amount of unbonded subcontracts does not exceed ten percent (10%) of the aggregate of all contract sums of such subcontracts for the construction of the Project Improvements. Such bonds shall comply with the provisions of Part Two of Exhibit H hereto.

                 (b) Notwithstanding anything to the contrary in this Agreement, if a performance bond and a labor and material payment bond are issued for the Contract with the General Contractor which includes all the Project Improvements and may also include construction management duties between Project Developer and the General Contractor in an amount not less than one hundred percent (100%) of the cost of the Project Improvements, and such bonds comply with the provisions of Part Two of Exhibit H hereto, then the Project Developer shall not be obligated to submit to the County any individual performance bond or labor and materialmen's payment bond for any subcontractor of the General Contractor.

                 (c) The costs of all such bonds are included in the Land Acquisition and Project Development Budget and shall be included in the applicable Contract(s) and agreement(s).

         5.8     Payment For Project Improvements.

                 (a) Except as otherwise provided in this Agreement, the Project Developer shall timely cause to be paid from the Construction Fund all due and owing applications for payment and other charges in connection with the design and construction of the Project Improvements. The County's Consultant shall have the right to review applications for payment and the documentation submitted in connection therewith.

                 (b) The Project Developer shall require that concurrent with each application for payment, Contractors execute and furnish waivers of liens and lien rights current through the last day of the period covered by such application and that subcontractors, suppliers or other Persons requesting payment and not engaged directly by the Project Developer execute and furnish such waivers current through the last day of the period covered by the immediately preceding application for payment (or, with respect to waivers from such Persons not in privity with the Project Developer, the Project Developer may rely on a certificate of the General Contractor to the effect that all amounts owing to all such Persons through such day were paid to them). It is the purpose and intention of the parties that the Project Improvements be designed and constructed free of liens and claims; the Project Developer agrees to cause the same to occur and shall require the execution of and obtain any other forms necessary to assure an effective waiver of mechanics' and materialmen's liens and claims in compliance with the laws of the State of Florida.


                                   ARTICLE VI

                    DISBURSEMENTS FROM THE CONSTRUCTION FUND

         6.1 Definitions. For purposes of this Article VI, the following terms shall have the meanings indicated:

                 "Contingency Fund" means the amount initially set forth as the Contingency Fund in the Land Acquisition and Project Development Budget, as adjusted from time to time by the amount of any Project Cost Amendments.

                 "Developer's Certificate" means a certificate in the form of
Exhibit I hereto, with the information required by such form completed by the Project Developer.

                 "Full LOC Amount" means an amount, determined as of any Funding Determination Date, equal to 100% of the Shortfall as of such date.

                 "Full LOC Test" means that the Project Developer shall have deposited cash in the Construction Fund in an amount equal to, or Trustee shall be holding a Letter of Credit for, the Full LOC Amount.

                 "Funding Determination Date" means a date, reasonably determined by the Project Developer on the basis of the Schedule and the progress reports delivered to pursuant to Section 12.2 hereof, that is 30 days prior to the date the Trustee shall require funds to be on deposit in the

Construction Fund in order to pay for any Shortfall, but not, in any event, prior to the date, so determined, that is 90 days prior to the date of disbursement of the entire Fixed County Project Funding.

                 "Interim LOC Amount" means an amount, determined as of any Shortfall Determination Date, equal to 33.33% of the Shortfall as of such date.

                 "Interim LOC Test" means that the Project Developer shall have deposited cash in the Construction Fund in an amount equal to, or Trustee shall be holding a Letter of Credit for, the Interim LOC Amount.

                 "Letter of Credit" means an unconditional, irrevocable letter of credit expiring 90 days after the Scheduled Completion Date and issued by NationsBank or such other bank as is reasonably satisfactory to the County.

                 "Project Cost Amendment" means any modification of the Land Acquisition and Project Development Budget by the Project Developer.

                 "Shortfall" means the cumulative amount (if a positive sum), from time to time, of Project Cost Amendments which are not covered by the Contingency Fund.

                 "Shortfall Determination Date" means any date on which the Project Developer delivers a Developer's Certificate which evidences a Shortfall equal to or exceeding $10 million.

         6.2 Modifications to the Land Acquisition and Project Development Budget. The Project Developer shall have the right, from time to time, to (i) reallocate funds from the Contingency Fund to any other category of the Land Acquisition and Project Development Budget to be applied to an increase in any other category of the Land Acquisition and Project Development Budget resulting from any changes to the Project which the Project Developer shall determine to be necessary or desirable and (ii) reallocate to the Contingency Fund any reduction in any other category of the Land Acquisition and Project Development Budget resulting from any Project Cost Amendment which the Project Developer shall determine to be necessary or desirable.

         6.3 Draw Requests. Disbursements from the Construction Fund shall be made upon written draw requests submitted to the Trustee either: (i) as to construction costs and site-related work, by the General Contractor and concurred in by the Project Developer; or (ii) as to payment for the Project Developer's General Requirements, architecture and engineering, project consulting fees, furniture, fixtures and equipment and pre-opening expenses, by the Project Developer; or (iii) as to pre-development costs, Land acquisition costs, the cost of County-Furnished Materials and amounts payable by the County through the Contingent County Project Funding, by the County. The Project Developer shall provide a copy of all its draw requests with respect to the County Project Funding to the County's Consultant, for its approval in accordance with Section 11.1 hereof, and to the Trustee for payment. Advances for the Work shall be made only if the conditions thereto set forth in this Agreement have been satisfied, and shall be disbursed only for the cost of construction work in place, disbursements for stored materials, if any, retainages, and any other costs, expenses and fees paid or payable by the Project Developer or the County for costs reflected in the Land Acquisition and Project Development Budget or otherwise permitted under this Agreement.

         6.4 Developer's Certificate. Each draw request submitted by the Project Developer shall be accompanied by a Developer's Certificate.

         6.5 Satisfaction of Interim and Full LOC Tests. In order to secure its obligation to pay any Shortfall, the Project Developer shall (i) within seven Business Days after any Shortfall Determination Date, cause the Interim LOC Test to be satisfied and (ii) within seven Business Days after any Funding Determination Date, cause the Full LOC Test to be satisfied.

                                  ARTICLE VII

                                   COMPLETION

         7.1     Completion.

                 (a) The Project Developer hereby acknowledges the Scheduled Completion Date of October 1, 1998, that the Scheduled Completion Date is essential to the Operator's licensing, marketing, financing and operating plans, and agrees that it will use reasonable efforts to cause Substantial Completion to occur on or before October 1, 1998, as such Scheduled Completion Date may be extended as specifically provided in this Agreement.

                 (b) The Project Developer shall make all necessary arrangements to permit, at the Team's election, the Team to have partial occupancy prior to Substantial Completion of the Project as phases of the
Project Improvements are completed.   Without limiting the foregoing, the Team
may in a timely manner identify to the Project Developer any particular portions of the Project as to which the Team anticipates a need for partial occupancy prior to Substantial Completion of the Project and the dates thereof,
which shall be reflected in the Schedule.   The Project Developer specifically
agrees to use all reasonable efforts to make the areas within the Project serving as the Team offices and the box office, as set forth in the Construction Documents, available to the Team not less than thirty (30) days prior to Substantial Completion and to provide the Team with written notice of
such availability.   The Project Developer further agrees to use its best
efforts to permit the vendors, concessionaires and other parties engaged by the
Operator access to the Project prior to Substantial Completion.   The Team's
taking partial occupancy shall not obligate the Team to accept the Project as complete or to continue such partial occupancy nor shall such partial occupancy constitute a waiver of any default under this Agreement.


                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1 Conditions Precedent for the Benefit of the Project Developer. Notwithstanding anything to the contrary set forth herein, the Project Developer's performance of its obligations under this Agreement is expressly conditioned upon the fulfillment or satisfaction of each of the following conditions precedent on or prior to the date of the sale of the County Bonds (or any other date specifically set forth below), any of which may be waived only in writing by the Project Developer in its discretion:

                 (a) There shall be no unfulfilled conditions to performance of the Land Acquisition Agreement by any party thereto, title to the Land shall be free and clear of all liens, claims, encumbrances, restrictions and other matters of title except those that shall have been approved in writing by the Project Developer, the Land Acquisition Agreement shall not have been amended without the prior written consent of the Project Developer and the County shall have delivered to the Project Developer evidence satisfactory to the Project Developer of all the foregoing;

                 (b) The Project Developer shall have approved a topographical survey and soil boring tests of the Land;

                 (c) The Project Developer shall have entered into agreements satisfactory to it with all Persons the Project Developer deems necessary with regard to development rights appurtenant to the Land and all restrictions imposed by Applicable Law which materially affect the development and use of the Land and the Project as contemplated by this Agreement;

                 (d) The Project Developer shall have received and approved an analysis of the Permits and the time required to obtain the same. The Project Developer has engaged a firm acceptable to it to perform such analysis;

                 (e) The County shall have taken all actions necessary with respect to sales tax rebates, as set forth in Section 13.2.8;

                 (f) All permits required under Part One of Exhibit G hereto shall have been obtained or the Project Developer shall be reasonably satisfied that such Permits will be obtained within a time period which will permit the Project Developer to achieve Substantial Completion by the original Scheduled Completion Date and with the expenditure of amounts not exceeding the amount of the original Land Acquisition and Project Development Budget;

                 (g) No act, event or condition shall have occurred and be existing which would render the representations and warranties of the County set forth in this Agreement not to be true and correct as of the date of the sale of the County Bonds and the County shall have delivered to the Project Developer a certificate to such effect; and

                 (h) The Land shall be free of all Hazardous Materials, as required pursuant to Section 2.2, and the Project Developer shall have received evidence satisfactory to it to such effect, or the Project Developer shall be reasonably satisfied that the County will cause this condition to be satisfied within a time period which will permit the Project Developer to achieve Substantial Completion by the original Substantial Completion Date and with the expenditure of amounts not exceeding the amount of the original Land Acquisition and Project Development Budget.

The Project Developer's performance of its obligations under this Agreement is further expressly conditioned upon (i) the County's sale and issuance of the County Bonds and the deposit of the Fixed County Project Funding in the Construction Fund to be used for the purposes of this Agreement on or prior to September 15, 1996, and (ii) the County's taking title to the Land, in accordance with the terms of the Land Acquisition Agreement and this Agreement on or prior to October 1, 1996.

         If any of the foregoing conditions is not satisfied as of the specified date, the Project Developer shall have the right to terminate this Agreement by giving the County written notice to such effect. In the event of such termination, the County shall apply all Tourist Development Taxes theretofore collected by the County to the payment of all obligations incurred by the County and the Project Developer for pre-development expenses in accordance with the Land Acquisition and Project Development Budget (or for the reimbursement of the County and the Project Developer for amounts paid by them in respect of such expenses), and if such Tourist Development Taxes are not sufficient to pay all such expenses, the balance shall be paid by the County and the Project Developer in equal shares. Upon such payment, the County, the Project Developer, the Operator and the Team shall be released of all obligations under this Agreement, the Operating Agreement and the Team License.


                                   ARTICLE IX

                             DEFAULTS AND REMEDIES

         9.1 Project Developer Default. If at any time the Project Developer shall (i) cease to pursue diligently the construction of the Project for more than sixty (60) consecutive days for any cause other than by reason of Force Majeure or a County Default, and such cessation has the effect of delaying the Schedule and Substantial Completion and is not excused by the Team, (ii) fail, after funding by the Trustee of a draw request, to pay or cause payment to the General Contractor, Project Architects, Contractors or others engaged by the Project Developer in the design and construction of the Project Improvements amounts due and owing and not legitimately in dispute in connection therewith for a period of more than thirty (30) days, (iii) fail to comply with its obligations pursuant to Section 6.5, (iv) commit any other material breach of this Agreement which remains uncured for a period of thirty
(30) days after receipt of written notice from the County specifying in reasonable detail the nature of the breach and the action required to cure; provided, however, that if such matter cannot be cured within such thirty (30) day period, the Project Developer shall not be in default if the Project Developer shall commence the cure within such thirty (30) days and thereafter diligently pursue the cure thereof, or (v) make a general assignment for the benefit of creditors or if bankruptcy, reorganization, receivership, insolvency, liquidation or other similar proceedings are instituted by or against the Project Developer which result in the entry of an order for any such relief and, if such proceedings are instituted against the Project Developer, such order is not vacated, discharged, stayed or bonded pending appeal within 120 days after entry thereof (collectively, the "the Project Developer Default"), and shall fail to cure (which with respect to (i) above shall mean the failure to resume the diligent pursuit of construction of the Project Improvements) any of the foregoing within seventy-two (72) hours after written notice thereof by the County, then the County, may upon thirty (30) days' written notice to the Project Developer, either require specific performance of the Project Developer's obligations hereunder, or recover such actual damages (and not consequential damages) as to which the County may be entitled, whether under the terms of this Agreement or otherwise, or exercise any other right or remedy at law or in equity; provided, however, the County waives any right it may have to terminate this Agreement upon a Project Developer Default. Any failure of the County to exercise any right or remedy as provided in this Agreement shall not be deemed a waiver by the County of any claim for damages it may have by reason of the Project Developer Default or the interruption of construction of the Project for which the Project Developer is responsible under the terms of this Agreement.

         9.2     County Default.   If the County shall (i) fail to issue the
Bonds in accordance with its obligations under this Agreement, (ii) fail to enter into the Team License or the Operating Agreement, (iii) fail to cause the Trustee to fund a properly completed draw request, (iv) commit any material breach of any other covenant or any representation or warranty of the County set forth in this Agreement which remains uncured for a period of thirty (30) days after receipt of written notice from the Project Developer specifying in reasonable detail the nature of the breach and the action required to cure; provided, however, that if such matter cannot be cured within such thirty (30) day period, the County shall not be in default if the County shall commence the cure within such thirty (30) days and thereafter diligently pursue the cure thereof, or (v) make a general assignment for the benefit of creditors or if bankruptcy, reorganization, receivership, insolvency, liquidation or other similar proceedings are instituted by or against the County which result in an entry of an order for any such relief, and, if such proceedings are instituted against the County, such order is not vacated, discharged, stayed or bonded pending appeal within 120 days after the entry thereof (collectively, the "County Default"), the Project Developer may upon thirty (30) days' written notice to the County, either require specific performance of the County's obligations hereunder, recover such damages as to which the Project Developer may be entitled, whether under the terms of this Agreement or otherwise or exercise any other right or remedy at law or in equity; provided, however, the Project Developer waives any right it may have to terminate this Agreement upon a County Default (except as provided in Section 8.1).

         9.3 Termination Waiver. Notwithstanding and prevailing over any contrary provision hereof, it is intended that this Agreement shall not be subject to termination (except as provided in Sections 8.1 and 14.1) whether because of a default or otherwise. As to all other events and circumstances, each of the parties waive its right to terminate this Agreement albeit each party shall have the other rights and remedies set forth in this Agreement.


                                   ARTICLE X

                                INDEMNIFICATION

         10.1 Indemnification by Project Developer. Notwithstanding anything contained herein, the Project Developer shall indemnify, defend and hold harmless the County (and each employee and agent thereof) from and against any claim, loss, damage, liability, cost or expense, including reasonable attorneys' fees, directly arising out of (a) any default by the Project Developer under this Agreement or (b) any personal or bodily injury, including death, to any person and destruction of property resulting from the performance (or failure of performance) by Project Developer of the Work in accordance with the provisions of this Agreement. The foregoing indemnification shall not extend to those claims, losses, damages, liabilities, costs or expenses asserted against or suffered by the County which are due to the acts or omissions of the County, of its employees or agents or of architects, engineers or contractors, if any, retained by the County, or to any action taken by the County in violation of the provisions of this Agreement.

         10.2 Indemnification by County. Notwithstanding anything contained herein, the County shall indemnify, defend and hold harmless the Project Developer, the Operator and the Team (and each shareholder, director, officer, employee, partner and agent thereof) from and against any claim, loss, damage, liability, cost or expense, including reasonable attorneys' fees, directly arising out of (a) any default by the County under this Agreement or (b) any act, happening, occurrence or thing done, omitted or permitted by any Person indemnified pursuant to this Section 10.2 in accordance with any direction, authorization, consent, approval or agreement of the County. The foregoing indemnification shall not extend to those claims, losses, damages, liabilities, costs or expenses asserted against or suffered by the Project Developer which are due to the acts or omissions of the Project Developer, of its employees or agents or of architects, engineers or contractors retained by the Project Developer, or to any action taken by the Project Developer in violation of the provisions of this Agreement. Notwithstanding the foregoing, the Project Developer acknowledges that the County's obligations to indemnify hereunder shall be limited to the extent of the County's insurance and is subject to the limitations of Florida law.

         10.3 Indemnification Procedures. (a) If any Person indemnified pursuant to Section 10.1 or 10.2 (an "Indemnitee") shall discover or have actual notice of facts giving rise or which may give rise to a claim for indemnification under this Article, or shall receive notice of any Action, with respect to any matter for which indemnification may be claimed, the Indemnitee shall, within twenty (20) days following service of process (or within such shorter time as may be necessary to give the Person obligated to indemnify the Indemnitee (the "Indemnitor") a reasonable opportunity to respond to such service of process) or within twenty (20) days after any other such notice, notify the Indemnitor in writing thereof together with a statement of such information respecting such matter as the Indemnitee then has; it being understood and agreed that any failure or delay of the Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from liability hereunder except and solely to the extent that such failure or delay shall have adversely affected the Indemnitor's ability to defend against, settle, or satisfy any such Action. Following such notice, the Indemnitor shall have the right, at its sole cost and expense, to contest or defend such Action through attorneys, accountants, and others of its own choosing (the choice of such attorneys, accountants, and others being subject to the approval of the Indemnitee, such approval not to be unreasonably withheld) and in the event it elects to do so, it shall promptly notify the Indemnitee of such intent to contest or defend such Action. If within twenty (20) days following such notice from the Indemnitee (or within such shorter time as may be necessary to give the Indemnitor a reasonable opportunity to respond to service of process or other judicial or administrative action), the Indemnitee has not received notice from the Indemnitor that such Action will be contested or defended by the Indemnitor, the Indemnitee shall have the right to (i) authorize attorneys satisfactory to it to represent it in connection therewith or (ii) subject to the approval of the Indemnitor, which approval shall not be unreasonably withheld or delayed, at any time settle, compromise, or pay such Action, in either of which events the Indemnitee shall be entitled to indemnification therefor subject to this Section 10.3.

                 (b) In the event and so long as the Indemnitor is actively contesting or defending against an Action as hereinabove provided, the Indemnitee shall cooperate with the Indemnitor and its counsel in such contest or defense, shall join in making any appropriate counterclaim or cross-claim in connection with the Action, and shall provide such access to the books and records of the Indemnitee as shall be necessary in connection with such defense or contest, all at the sole cost and expense of the Indemnitor. Notwithstanding that the Indemnitor is actively conducting such defense or contest, any Action may be settled, compromised or paid by the Indemnitee without the consent of the Indemnitor; provided, however, that if such action is taken without the Indemnitor's consent, its indemnification obligations in respect of such claim shall thereby be nullified. Any such Action may be settled, compromised, or paid by the Indemnitor without the Indemnitee's consent, so long as such settlement or compromise does not cause the Indemnitee to incur any present or future material cost, expense, obligation or liability of any kind or nature.

                 (c) In the event any Action involves matters partly within or partly outside the scope of the indemnification by an Indemnitor hereunder, then the attorneys' fees, costs, and expenses of contesting or defending such Action shall be equitably allocated between the Indemnitee and the Indemnitor.

                 (d) If a conflict of interest exists between the Indemnitee and the Indemnitor with respect to any Action, the Indemnitee shall have the right to participate in the defense of such Action with separate counsel chosen by the Indemnitee, subject to the reasonable approval of the Indemnitor, and paid by the Indemnitor.

         10.4 Limitation. Indemnification under this Article X does not include indemnification against loss or liability due to Force Majeure.


                                   ARTICLE XI

                                REPRESENTATIVES

         11.1 Representatives. Upon execution of this Agreement, the Project Developer shall designate in writing to the County the name of the individual who is to be "the Project Executive" with full authority to execute any and all instruments requiring the Project Developer's signature and to act on behalf of the Project Developer with respect to all matters arising out of this Agreement. The Project Developer may also designate a Person who shall act as the "Project Manager". The Project Manager shall represent the interests of the Project Developer, be responsible for overseeing all aspects of design, construction and development of the Project, and work closely with the County's Consultant and the Team, on behalf of the Project Developer, reporting to the Project Executive.

         The County Administrator shall be the "County's Representative," who shall act as liaison and contact person between the Project Developer and the County in administering and implementing the terms of this Agreement. Except as otherwise provided in this Agreement, the Project Developer shall submit a request for consent or review of matters which require consent or review by the County, to the County's Representative, who, shall either consent or obtain the County's consent (as to matters requiring consent) or review the matter (as to matters requiring review). The County's consent shall be required with respect to any amendment to this Agreement. The County's Representative, or his authorized designee, shall respond to requests for consent, waiver or review within five (5) Business Days after submittal, and the County shall respond to requests regarding matters requiring the County's consent within 30 days after submittal. In either case, if a written notice of disapproval is not received by the Project Developer within the specified time period, the matter shall be deemed approved. The Project Developer and any Person dealing with the County in connection with this Agreement or any matter governed by this Agreement may rely and shall be fully protected in relying upon the authority of the County's Representative or any such designee to act for and bind the County in any such matter.

         Upon execution of this Agreement, the County shall designate in writing to the Project Developer the name of the Person who is to be the "County's Consultant" to act on behalf of the County in accordance with the provisions of this Agreement. In addition to matters specifically provided for herein, the County's Consultant is authorized to: (i) monitor the performance and progress of all aspects of the Project and report its findings to the County; (ii) recommend approval by the County of disbursements and requests for payment of the County Project Funding; and (iii) inspect and approve (to the extent such approval is required) all documents delivered pursuant to this Agreement to ensure compliance with the provisions hereof. The County's Consultant shall act expeditiously with respect to any request for its approval of submissions pursuant to clauses (ii) and (iii) of the previous sentence, and such approvals shall not be unreasonably withheld.

         From time to time following the execution hereof, the Project Developer may change or replace the Project Executive or Project Manager, and the County may change or replace the County's Representative or County's Consultant, upon five (5) Business Days' written notice to the other party, delivered to such party in the manner and at the address indicated in Section
14.8 hereof.

                                  ARTICLE XII

                             SCHEDULES AND REPORTS

         12.1 Design and Construction Schedules. The Project Developer shall, not later than sixty (60) days from the execution hereof, prepare and deliver to the County, for informational purposes only, a schedule for the permitting, design and construction of the Project Improvements (such schedule, as revised from time to time (with the County being furnished informational copies of such revisions), being referred to as the "Schedule"). The Schedule shall include time for adverse weather conditions to the extent normally encountered in the Sunrise, Florida area and the impacts thereof, establish a date for Substantial Completion not later than the Scheduled Completion Date, delineate all phases of the Project Improvements and set forth a date for completion of each phase in sufficient detail to allow the County or its representative(s) to monitor progress of the Project. The Schedule shall be related to the design and construction of all aspects of the Project Improvements. The Schedule shall indicate the dates for the starting and completion of the various stages of design and construction and shall be revised as required by the conditions of the Project. The parties acknowledge and agree that notwithstanding any theoretical delay or theoretical extensions of time for completion as may be shown on any schedules or printouts, the Schedule shall be governed by this Agreement and shall be extended only in accordance with the procedures set forth in this Agreement. The phases of the Project to be addressed in the Schedule shall include, without limitation, (a) the design phases, (b) acquisition and approval of Permits and (c) all construction phases. Dates set forth in this Agreement shall be included in the Schedule and such dates may not be extended, except as provided in this Agreement.

         12.2 Progress Reports. The Project Developer shall prepare and deliver or cause to be prepared and delivered to the County's Consultant a progress report for each month. Such report shall describe the status of the construction of the Project Improvements and include, but not be limited to, actual versus estimated percentage completion for each component of the Project Improvements, any change in costs incurred in connection with the construction of the Project Improvements, performance against schedule, any change in the critical path and revisions to the Schedule as of the end of each reporting period.

         12.3 Significant Event Reports. Should any Force Majeure or other situation, occurrence or event having a material impact on the Work be anticipated, or any unanticipated Force Majeure or other situation, occurrence or event having a material impact on the Work occur, the Project Developer will immediately prepare a written "Significant Event Report" detailing all available information and the steps being taken to correct the problem and forward the same to the County's Consultant within five Business Days after the Project Developer's discovery of such Force Majeure, situation, occurrence or event. The County may at any time request a Significant Event Report on any event that in the County's Consultant's reasonable opinion falls under this category.

         12.4 Inspection Reports. The Project Developer shall cause its designee to implement and require all necessary inspection, testing, peer review and safety programs for the design and construction of the Project, and shall prepare and submit its procedures, schedules and requirements with respect to such programs in writing to the County's Consultant. The County's Consultant shall have the right to participate in the implementation of such programs. The Project Developer shall cause copies of all inspection reports to be sent to the County. Progress Reports required under Section 12.2 hereof shall advise the County's Consultant of the status of such programs.

         12.5 Final Construction Report. (a) Within 35 months after issuance of the County Bonds, the Project Developer shall deliver or cause to be delivered to the County's Consultant a report which shall set forth (i) the total costs incurred by the Project Developer in connection with the design and construction of the Project Improvements through the date of such report, (ii) all material items required to complete the Project Improvements and the estimated cost thereof, and (iii) the status of any litigation affecting the Project Developer or the County and related to the design and construction of the Project Improvements.

                 (b) Within 180 days after Substantial Completion, the Project Developer shall deliver or cause to be delivered to the County's Consultant a final construction report, which report shall set forth the total costs incurred by the Project Developer in connection with the construction of the Project through Substantial Completion of the Project Improvements and the Project Developer's estimate of the remaining costs of design and construction of the Project to final completion.

         12.6 Returns Required by Law. The Project Developer shall execute and file punctually when due all forms, reports and returns relating to the Project required by Applicable Law, including, without limitation, reports relating to the employment of personnel.

         12.7 Inspection Rights of the County. The Project Developer agrees that the County, through the County's Consultant, shall have the right at all times during normal business hours of the Project Developer, the Contractors or General Contractor, as the case may be, and at such other times as the County's Consultant may reasonably request, to review the Construction Documents and to
inspect the progress of the construction of the Project Improvements.   The
County agrees to require the County's Consultant to comply with all applicable safety requirements and procedures. In addition, the Project Developer shall keep the books and records to be maintained by the Project Developer pursuant to this Agreement at its regular business office, which the County or its authorized agent or representative may examine and/or audit (at the County's expense) at all reasonable times upon reasonable notice (not less than one Business Day) to the Project Developer. The Project Developer further agrees to preserve and enforce the foregoing in favor of the County as to the General Contractor and all Contractors or other Persons retained by or on behalf of the Project Developer. The provisions of this Section 12.7 shall in no way limit or otherwise relieve the Project Developer from the Project Developer's obligation to complete the Project Improvements in conformance with this Agreement unless the County's inspections or tours unreasonably interfere with the Project Developer's construction of the Project Improvements and then only to the extent that such acts continue after the Project Developer's notice to the County of such interference. The County, through appropriate designees, which may change from time to time, further reserves the right to enter the Project during regular business hours to conduct fire, safety and health inspections or to exercise County's normal police powers, provided (a) the County shall use its best efforts not to interfere with the operations of the Project Developer and (b) the County's inspection rights shall not be deemed to limit in any way the Project Developer's rights to contest the County's findings with respect to such inspections or the exercise of such police powers.

                                  ARTICLE XIII

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         13.1 Project Developer's Representations, Warranties and Covenants. The Project Developer hereby represents and warrants to, and covenants with, the County that:

                 13.1.1 Organization. The Project Developer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Florida. The Project Developer has all requisite power and authority to enter into this Agreement.

                 13.1.2 Authorization; No Violation. The execution, delivery and performance by the Project Developer of this Agreement have been duly authorized by all necessary action and will not violate the charter documents of the Project Developer or result in the breach of or constitute a default under any loan or credit agreement, or other material agreement to which the Project Developer is a party or by which the Project Developer or its material assets may be bound or affected; this Agreement has been duly executed and delivered by the Project Developer and this Agreement and the documents referred to herein constitute valid and binding obligations of the Project Developer.

                 13.1.3 Litigation. No suit is pending against or affects the Project Developer which could have a material adverse effect upon the Project Developer's performance under this Agreement or the financial condition or business of the Project Developer. There are no outstanding judgements against the Project Developer which would have a material adverse affect upon its assets, properties or franchises.

                 13.1.4 No Conflicts. This Agreement is not prohibited by and does not conflict with any other agreements, instruments, judgements or decrees to which the Project Developer is a party or is otherwise subject.

                 13.1.5 No Violation of Laws. The Project Developer has received no notice as of the date of this Agreement asserting any noncompliance in any material respect by the Project Developer with applicable statutes, rules and regulations of the United States of America, the State of Florida, or of any other state or municipality or agency having jurisdiction over and with respect to the transactions contemplated in and by this Agreement; and the Project Developer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority which is in any respect material to the transactions contemplated hereby.

         13.2 County's Representations, Warranties and Covenants. The County hereby represents and warrants to, and covenants with, the Project Developer that:

                 13.2.1 Organization. The County is a public body corporation and politic and a political subdivision of the State of Florida. The County has all requisite power and authority to enter into this Agreement.

                 13.2.2 Authorization; No Violation. The execution, delivery and performance by the County of this Agreement are within the power of the County and have been duly authorized by all necessary action and are authorized by and will not violate the County's charter, the County's code of ordinances, the County's administrative code and any other Applicable Laws, or result in the breach of any material agreement to which the County is a party; this Agreement has been duly executed and delivered by the County and this Agreement and the documents referred to herein constitute valid and binding obligations of the County. Subject to the provisions of Section 9.1 hereof, the Project Developer is irrevocably vested with all rights required by the Project Developer in order to perform its obligations hereunder, including, without limitation, the right directly to negotiate, procure and enter into binding purchase, supply and service Contracts for the design, construction and equipping of the Project and the Project Improvements, without further involvement by the County except as expressly provided in this Agreement.

                 13.2.3 Litigation. No suit is pending against or affects the County which could have a material adverse effect upon the County's performance under this Agreement.

                 13.2.4 No Conflicts. This Agreement is not prohibited by and does not conflict with any other agreements, instruments, judgments or decrees to which the County is a party or is otherwise subject.

                 13.2.5 Non-Competition. The County reasserts, reconfirms and incorporates herein its covenants and agreements regarding non-competition set forth in the Operating Agreement, and all subdivisions thereof, and agrees that such covenants shall inure to the benefit of Project Developer in the same manner and to the same extent as if made directly to and for the Project Developer as well as the Operator.

                 13.2.6 No Violation of Laws. The County has received no notice as of the date of this Agreement asserting any noncompliance in any material respect by the County with applicable statutes, rules and regulations of the United States of America, the State of Florida or any agency having jurisdiction over and with respect to the transactions contemplated in and by this Agreement; and the County is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency, or other governmental authority which is in any respect material to the transactions contemplated hereby.

                 13.2.7 Tourist Development Tax. The Broward County Board of Commissioners has duly adopted Ordinance No. 96-9 and Ordinance No. 96-10, each amending Section 31 1/2-16, "Tourist Development Tax", of the Broward County Code by levying an additional one percent (1%) local option tourist development tax to assist in the payment of the County Bonds. Upon the execution of this Agreement, all conditions precedent to the effective date for the levy and imposition of the taxes authorized by such ordinances shall have been satisfied.

                 13.2.8 State Sales Taxes. The County has taken or will take all actions necessary for the County to receive annual rebates of $2 million of Florida sales tax pursuant to the provisions of

Sections 288.1162 and 212.20, Florida Statutes, and the County is entitled to receive such annual rebates.


                                  ARTICLE XIV

                                 MISCELLANEOUS

         14.1 Force Majeure. Except as otherwise herein expressly provided, if either party shall be delayed or hindered in, or prevented from, the performance of any covenant or obligation hereunder, as a result of any Force Majeure, and, provided that the party delayed, hindered or prevented from performing notifies the other party both of the commencement and of the expiration of such delay, hindrance or prevention, (each notice being required within ten (10) days of the respective event) and provided further that the Project Developer has complied with its obligation to deliver a Significant Event Report, then the performance of such covenant or obligation shall be excused for the period of such delay, hindrance or prevention and the period for the performance of such covenant or obligation shall be extended by the number of days equivalent to the number of days of the impact of such delay, hindrance or prevention. Failure to so provide the foregoing notice will result in waivers of both excuse in performance and extension of time to perform under this Section 14.1 with respect to any such delay, hindrance or prevention. Notwithstanding the foregoing, if any such event of Force Majeure causes any increase (the "Cost Increase") in the total costs of designing, developing, equipping and constructing the Project for the Team's 1998-99 season, as contemplated by the Team License, over such total costs as determined pursuant to this Agreement immediately prior to the Force Majeure event (the "Pre-FM Project Cost"), and such Cost Increase exceeds $12 million, exclusive of any insurance proceeds collected by or made available to the Project Developer as a result of such Force Majeure event, the Project Developer shall have the right, upon written notice to the County ("Termination Notice"), to terminate this Agreement; provided, however, that in the event the Project Developer so gives notice to terminate this Agreement, the County shall, within 30 days after receipt of the Termination Notice, by notice to the Project Developer, either (i) accept such termination (in which event, all obligations of the Project Developer hereunder, the guarantor under the Substantial Completion Guaranty Agreement, the Operator under the Operating Agreement, the Team under the Team License and the County under all such agreements shall also terminate); or (ii) accept such termination and execute an assumption, satisfactory in form and substance to the Operator and the Team, of all obligations of the Project Developer to pay the Cost Increase and any delay costs, losses reasonably anticipated by the Team to be actually incurred by it by reason of the delay in its ability to use the Facility caused by the Force Majeure event, increased financing costs, and all other costs to the Project Developer, the Operator and the Team associated with the Force Majeure event (collectively, the "FM Increase"), and to design, develop and construct the Project Improvements and complete the Project in accordance with the terms which this Agreement would require were this Agreement still in effect and as required by the Operating Agreement and the Team License (in which event, the obligations of the Project Developer under this Agreement shall terminate, and the Operating Agreement and the Team License shall remain in full force and effect); or (iii) reject such termination by the Project Developer, deposit in the Construction Fund funds (other than proceeds of the County Bonds) in an amount equal to the FM Increase, to be available for the purposes contemplated by this Agreement, the Operating Agreement and the Team License, together with a covenant to budget and appropriate any amounts (the "Additional FM Increase") in addition to the FM Increase amount which are subsequently determined by the Project Developer to have been incurred due to such event of Force Majeure (in which event this Agreement, the Substantial Completion Guaranty Agreement, the Operating Agreement and the Team License shall remain in full force and effect). In the event the County elects clause (ii) in the preceding sentence, (x) the Substantial Completion Guaranty Agreement shall terminate except only as to the amount, if any, by which the Pre-FM Project Cost exceeds the Land Acquisition and Project Development Budget as in effect on the date hereof less the amount of any change orders implemented by the County which reduce the Pre-FM Project Cost, (y) the County shall not make any changes to the development, design and construction contemplated by this Agreement, the Program Requirements and the Construction Documents without the prior written consent of the Team and (z) the County's obligations under the foregoing clause (y) shall survive such termination of this Agreement. In addition, in the event the County elects such clause (ii), at such time as the Team commences to use the Facility pursuant to the Team License, the amount of the FM Increase attributable to losses anticipated to be incurred by the Team shall be adjusted and an appropriate payment made, if necessary, to reflect whether or not the Team actually played in any playoff games during the delay period.

         14.2 Amendment; Waiver. No alteration, amendment or modification hereof shall be valid unless executed by an instrument in writing by the parties hereto with the same formality as this Agreement. The failure of the County or the Project Developer to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, election or option, but the same shall continue and remain in full force and effect. No waiver by the County or the Project Developer of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by an appropriate official on behalf of the Project Developer or the County.

         14.3 Consent. Unless otherwise specifically provided herein, no consent or approval by the County or the Project Developer permitted or required under the terms of this Agreement shall be valid or be of any validity whatsoever unless the same shall be in writing, signed by the party by or on whose behalf such consent is given.

         14.4 Severability. If any article, section, subsection, term or provision of this Agreement or the application thereof to any party or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the article, section, subsection, term or provision of this Agreement or the application of same to parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each remaining article, section, subsection, term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, provided that no such severance shall serve to deprive either party of the enjoyment of its substantial benefits under this Agreement.

         14.5 Captions. The captions of articles and sections are for convenient reference only and shall not be deemed to limit, construe, affect, modify or alter the meaning of such articles or sections.

         14.6 Binding Effect. Except as may otherwise be provided herein to the contrary, this Agreement and each of the provisions hereof shall be binding upon and inure to the benefit of the Project Developer and the County, and their respective permitted successors and assigns.

         14.7 Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between the Project Developer and the County.

         14.8 Notices. All notices, demands, consents, approvals, statements, requests and invoices to be given under this Agreement shall be in writing, signed by the party or officer, agent or attorney of the party giving the notice, and shall be deemed effective upon receipt if hand delivered, or sent by telecopy or overnight courier service; and if sent by the United States mail, postage prepaid, certified mail, return receipt requested, upon delivery or the date of refusal, addressed as follows:

To the County:

County Administrator
Broward County, Florida
115 S. Andrews Avenue, Room 409
Ft. Lauderdale, Florida  33301

with copy to:
Director, Department of Finance
and Administrative Services
115 S. Andrews Avenue, Room 121
Fort Lauderdale, Florida 33301

with copy to:
The County Attorney
115 S. Andrews Avenue, Room 423
Fort Lauderdale, Florida  33301

To the Project Developer:

Arena Development Company, Ltd.
c/o Huizenga Holdings, Inc.
200 S. Andrews Avenue, 6th Floor
Fort Lauderdale, Florida 33301
Attention: President

Either party may from time to time by written notice given to the other pursuant to the terms of this Section 14.8 change the address to which notices shall be sent or designate one or more additional Persons to whom notices are to be sent.

         14.9 Applicable Law. This Agreement has been prepared in the State of Florida and shall be governed in all respects by the laws of the State of Florida.

         14.10 Cross References. Any reference in this Agreement to a Section, Subsection, Article or Exhibit is a reference to a Section, Subsection, Article or Exhibit, as appropriate, of this Agreement, unless otherwise expressly indicated.

         14.11 Effective Date. This Agreement shall be a legally binding agreement, in full force and effect, as of the date set forth in the first paragraph of this Agreement.

         14.12 Antidiscrimination Clause. The Project Developer shall comply with all applicable state, local and federal laws, rules, regulations, executive orders and agreements pertaining to discrimination in employment, unlawful employment practices and affirmative action.

         14.13 Further Assurances. The County and the Project Developer shall execute, acknowledge and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and shall take such further actions, as the Project Developer or the County shall reasonably request of the other in order to fulfill the intent of this Agreement and the transactions contemplated thereby. The Project Developer and the County shall make such changes to this Agreement, and the County shall make such changes to the Operating Agreement and the Team License, as may be necessary in order to implement the Plan of Finance attached hereto as Exhibit
C.  This provision shall survive the termination of this Agreement.

         14.14 Third-Party Beneficiary. The provisions of this Agreement are for the exclusive benefit of the parties hereto and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person unless otherwise expressly provided for herein, provided that the parties expressly designate the Team as a third-party beneficiary hereof and confer upon the Team all the rights granted to the Team in this Agreement.

         14.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         14.16 Date of this Agreement. As used in this Agreement, the terms "date of this Agreement", "date hereof" and words of similar import shall mean and refer to the date set forth on the first page of this Agreement.

         14.17 Gender and Terms. Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine, or neuter gender, and all singular words shall include the plural, and all plural words shall include the singular.

         14.18 Prior Agreements Superseded. This Agreement supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter, including, without limitation, the LOI, but not including the Sunrise Agreement, and together with the Team License, the Operating Agreement and the Sunrise Agreement, contains the entire understanding between the parties with respect thereto.

         14.19 This Agreement. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar references shall be construed to mean and include this Agreement and all amendments hereof and supplements hereto unless the context clearly indicates or requires otherwise.

         14.20 Non-Exclusive Remedies. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every such remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. It is expressly agreed that the remedy at law for breach by a party of its obligations hereunder may be inadequate in view of the complexities and uncertainties in measuring the actual damages which would be sustained by reason of either party's failure to comply fully with each of such obligations. Accordingly, the obligations of each party hereunder are expressly made enforceable by specific performance, except as otherwise specifically provided herein.

         14.21 Exhibits. All exhibits referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit had been included herein in full.

         14.22 Language. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

         14.23 Saturday. Sunday or Holiday. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a day other than a Business Day, then the time of such period shall be deemed extended to the next Business Day.

         14.24 Approvals by County and the Team. No approval given or withheld by the County and the Team shall relieve the Project Developer, or the Persons retained by or on behalf of the Project Developer for the design or construction of the Work, from responsibility for the proper and timely performance of the Project Developer's and such Persons' obligations. No approval by the

County and the Team shall impose, imply or be construed as an assumption by the County or the Team of any duties or responsibilities of others with respect to the design or construction of the Work or for the construction means and methods employed by or on behalf of the Project Developer or any Person retained by or on behalf of the Project Developer.

         14.25 Lawsuits. To the extent the County Attorney determines it is legally able to do so, the County agrees to cooperate with, assist (in a form and manner to be agreed by the County and the Project Developer at the time of the filing of a complaint) the Team and/or the Project Developer in connection with or relating to third party efforts, by legal action (in a lawsuit, on appeal or otherwise), which threatens to stop or delay the imposition of the Tourist Development Tax, the purchase of the Land (including development rights), the negotiation, execution, or implementation of this Agreement or any other agreement between the County, the Team and the Project Developer or to materially delay completion of the Project or to materially increase the cost of completion of the Project.

         14.26 Attorneys' Fees. In the event of any controversy, claim or dispute between the parties arising from or relating to this Agreement (including, but not limited to, the enforcement of any indemnity provisions), the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys' fees. For all purposes of this Agreement and any other documents relating to this Agreement, the terms "attorneys' fees" or "counsel fees" shall be deemed to include paralegals and legal assistants' fees, and wherever provision is made herein or therein for the payment of attorneys' or counsel fees or expenses, such provision shall include, but not be limited to, such fees and expenses (and any applicable sales taxes thereon) incurred in any and all judicial, bankruptcy, reorganization, administrative or other proceedings, including appellate proceedings, whether such fees or expenses arise before proceedings are commenced or after entry of a final judgment.

         14.27 Assignment. The Project Developer shall have the right to assign this Agreement to any Person to whom the Operator is permitted to assign the Operating Agreement or to whom the Team is permitted to assign the Team License or any Affiliate of such Person. Any such transferee shall take subject to and must assume all the obligations of the Project Developer under this Agreement. The Project Developer shall require the transferee to execute an assignment and assumption agreement in such form and content as is reasonably acceptable to the County. Except for the foregoing, the Project Developer shall not assign, transfer, pledge or encumber its rights or interests in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have entered in this Development Agreement as of the day and year first hereinabove written.

                                  Project Developer:
                                  -----------------
                                  ARENA DEVELOPMENT COMPANY, LTD.

                                  By:   Arena Development Company, Inc.,
                                        general partner



                                        By: /s/ H. Wayne Huizenga
                                           ----------------------------
                                            Chairman


                                  County:
                                  ------
                                  BROWARD COUNTY, FLORIDA



                                  By: John E. Rodstrom
                                     ----------------------------------

ATTEST:                             Chair of the Board of County Commissioners

/s/ B. Jack Osterholt
- ------------------------
County Administrator



APPROVED AS TO FORM:

/s/ Noel Pfeffer
- ------------------------
County Attorney

                                   EXHIBIT A
                         LEGAL DESCRIPTION OF THE LAND


                                [TO BE PROVIDED]

                                   EXHIBIT B

                              PROGRAM REQUIREMENTS


GENERAL

         THESE PROGRAM REQUIREMENTS ARE DESIGNED TO REFLECT THE INTENT OF THE PROJECT DEVELOPER AND THE COUNTY WITHIN THE CONFINES OF A RAPIDLY PROGRESSING DESIGN FOR THE PROJECT. THESE PROGRAM REQUIREMENTS ARE NOT MEANT TO BE LIMITING IN ANY WAY, EITHER BY INCLUSION OR EXCLUSION, BUT ARE MEANT TO SHOW THE NATURE OF THE UNDERSTANDING BETWEEN THE PROJECT DEVELOPER AND THE COUNTY AS IT RELATES TO THE VARIOUS COMPONENTS OF THE PROJECT IMPROVEMENTS.

         Capitalized terms used in these Program Requirements which are defined in the Team License shall have the same meaning as in the Team License. Terms which are defined in these Program Requirements shall have the meaning set forth herein.

         The purpose of these Program Requirements is to generally describe the Team's requirements that the Project will be a state-of-the-art, multi-purpose sports and entertainment facility, containing seating of approximately 18,000-19,500 for Home Games, 19,000-21,500 for basketball games and 21,500 for concerts (including seating behind the stage), including related surface parking and marshaling/loading areas, designed and constructed to support the occupancy of NHL hockey and professional basketball franchises and to host other sporting events, family shows, concerts, and related events. The Project will include approximately 750,000-850,000 square feet in at least three (3) public concourses, as well as mechanical and service levels and may include appropriate amenities, such as clubs, restaurants and shops, among other features. The Project will be equipped with modern technological systems for acoustics, utilities, seating configurations including adjustable or exchangeable systems designed to perfect the difference in sight lines for basketball and hockey event transition, food and beverage facilities, live television production, loading/unloading, mechanical systems, lighting, video distribution, ice plant, storage, furnishings, vertical transportation, environmental graphics and signage, video display boards, scoreboards, exterior marquees, advertising displays, sound distribution and other features designed to provide patron, employee and tenant convenience. The Project shall also include sufficient space for 7,500 surface parking spaces.

         The Project shall include without limitation any and all Furnishings, Fixtures, Equipment, Millwork, Mechanical, Electrical, Plumbing, Sound Systems, Lighting Systems, Concession Equipment (fixed and portable), Shoring, Underpinning, Waterproofing, Damp-proofing, Structural Systems, Interior Wall Finishes, Exterior Wall Finishes, Roofing, Flashing, Railings, Ornamental Metals, Doors, Frames, Glass, Sash, Ticket Windows, Finish Hardware, Ceilings, Acoustical Treatment, Floor Coverings, Exterior Stairs, Interior Stairs, Toilet Partitions, Toilet Accessories, Signs and Identifying Devices, Lockers, Mats, Rugs, Window Treatments, Basic Television and Radio Production Facilities and Equipment, Seats, Restaurant Equipment and Furnishings, Lounge and Bar Equipment and Furnishings, Loge Furniture and Equipment, Furnishings and Decor, Office Improvements, Retail Store Improvements and Fixtures, Elevators, Escalators, Plumbing Fixtures,

Fire Protection Systems, Heating, Ventilating and Air Conditioning Systems, Ice Systems, Rigging Systems, Closed Circuit Television Systems, Camera Platforms, Seating Platforms, Snow Melting Equipment, Security Systems, Spotlights, Exterior Building Lighting, Landscaping, Building Energy Management Systems, Lighting Management Systems, Hockey Dasher Systems, Catering Equipment, Kitchen and Food Preparation Equipment, Concession Equipment, Operable Walls, Time Clocks, Blackout Curtains, Whirlpool Baths, Ticket Window Reader Boards, Dock Equipment, Handicapped Hearing Aids, Handicapped Seating Platforms, Trash Chute and Compactor Systems, Folding Chairs, Hockey Goals, Soccer Goals, Storage Racks or Systems for the Soccer Carpet, Telephone Equipment, Turnstiles, Mobile Radios, First Aid Room Equipment, Forklifts, Pallet Jacks, Portable Stages, Organ/Synthesizers, Snow Removal Equipment, Ice Sub-floor Covers, Banners, Flags, Waste Receptacles, Cash Room Equipment, Storage Systems, Laundry Equipment, Metal Detectors, Pneumatic Tube Systems, Zambonis, Dark Room Equipment, Seat Storage Carts, Computer Equipment, Portable Standards and Ropes, Maintenance and Housekeeping Equipment, Time and Shot Clocks, Scorers' Tables, Fixed and Movable Seats, Electrical Sub-Metering, Truck and Trailer Mechanical and Electrical Connections, Window Washing Equipment, Retractable and Movable Platforms and Seats, Scoreboards, Basketball Floors, Basketball Goals, Video Production Equipment, Radio Production Equipment, Broadcast Cabling, Strength and Conditioning Equipment, Locker Room Equipment (except the Team's), Television Monitors at Concourses and Loges, Exterior Marquee Signs, Interior and Exterior Graphics which may be required to construct, operate, use and occupy a "first class", "state-of-the-art" arena. The Project shall have a complete television production and control room and related equipment. All design efforts are subject to final approval of the Team.

                                   EXHIBIT C

                                PLAN OF FINANCE

I. County Bonds as defined in the Development Agreement to be issued pursuant to Section 2.3 (b) of the Development Agreement will be either of the following as mutually determined by the County and Project Developer with the goal of the lowest annual debt service payment:

         A. Long term fixed rate taxable bonds issued by the County no later than September 15, 1996, subject to extension by mutual agreement of the parties, with a final maturity as set forth in Section 2.3 (b) of the Development Agreement.

         B. A combination of long term fixed rate tax-exempt and taxable bonds with a final maturity as set forth in Section 2.3 (b) of the Development Agreement issued pursuant to the terms set forth in Section II of this Plan of Finance. The long term fixed rate tax-exempt bonds will be issued by the County no later than September 15, 1996, subject to extension by mutual agreement of the parties. The long term fixed rate taxable bonds, at the option of the County and the Project Developer, may be issued by the County at a later date as funds are needed as determined by the County.

         C. County will issue completion bonds (the "Completion Bonds") up to 10% of original amount as provided in Article VIII of Operating Agreement and 2.3 (f) of Development Agreement the debt service of which will be paid by the Operator.

II.      Fixed Rate Long Term Tax-Exempt and Taxable Bonds.

         A. Definitions applicable to Fixed Rate Long Term Tax-Exempt and Taxable Bonds.

                 1. "County Preferred Revenue Allocation" means an annual amount, payable as required by Section 5.2.1 of the Operating Agreement equal to the difference between
                          (a) the County's actual annual debt service requirement on the Fixed Rate Long Term Tax-Exempt and Taxable Bonds in whatever combination and principal amounts in which these bonds are ultimately issued and (b) $10 million. The debt service requirement on the Fixed Rate Long Term Tax-Exempt and Taxable Bonds, for purposes of computing the County Preferred Revenue Allocation, shall be fixed and determined at the time of issuance of the Fixed Rate Long Term Tax-Exempt and Taxable Bonds or, collectively, shall be fixed and determined at the time of issuance of the Fixed Rate Long Term Taxable Bonds, if these Bonds are not issued simultaneously with the Fixed Rate Long Term Tax Exempt Bonds.

                                  In the event of the issuance of and
                          subsequent mandatory call of the Fixed Rate Long Term Tax-Exempt Bonds pursuant to Section II.C.4.b.(1) of this Plan of Finance and the issuance of Fixed Rate Long Term Taxable

                          Refunding Bonds therefor pursuant to Section
                          II.C.6.a. of this Plan of Finance, "County Preferred Revenue Allocation" shall mean an annual amount, payable as required by Section 5.2.1 of the Operating Agreement equal to the difference between (a) the sum of the County's actual annual debt service requirement on the Fixed Rate Long Term Taxable Refunding Bonds plus the Fixed Rate Long Term Taxable Bonds and (b) $10 million. The debt service requirement on the Fixed Rate Long Term Taxable Refunding Bonds and the Fixed Rate Long Term Taxable Bonds, for purposes of computing the County Preferred Revenue Allocation, shall be fixed and determined at the time of issuance of the Fixed Rate Long Term Taxable Refunding Bonds.

                 2.       "County's Equity" means the sum of:

                          a. The amount of the Professional Sports Franchise Facilities Tax receipts contributed by the County to pay interest during construction or Project costs.

                          b.      The amount of the Sales Tax Rebate
                                  contributed by the County to pay interest during construction or Project costs.

                          c. The amount received by the County from the City of Sunrise for the purchase of an easement and contributed by the County to the Project to pay land acquisition costs.

                          d. The fair market value of any land contributed by the County, the acquisition of which was not financed by outstanding debt of the County.

                          e. Any other County contributions deemed County's Equity by the County's Bond Counsel.

                 3. "County's Equity Repayment" means the aggregate of Private Payments first received equal to the County's Equity as estimated by the certificate of the County's Financial Advisor prior to the completion of construction and as determined by the certificate of the County's Financial Advisor following the completion of construction.

                 4. "Discrete Portion" means all or any combination of the following which has been designated as Discrete Portion for the purposes of allocation of the Bond
                          Proceeds:

                          a.  Suites and co-op suite levels of Premium Seating
                          b. Locker Rooms, weight rooms and like training facilities
                          c.  Team Office Space

                          d.  Operator's Office Space
                          e.  Team Retail Store
                          f.  Interactive Area
                          g.  Restaurant Area
                          h.  Team Box Office
                          i.  Coaches' Office
                          j.  Parking allocable exclusively to other
                              Discrete Portions
                          k. Any other areas or spaces identified by the County's Bond Counsel

                 5.       "Private Payments" means:

                          a. Payments by the Team, the Project Developer or the Operator for the Project Developer Project Funding pursuant to Section 2.3(e) and Article VI of the Development Agreement, and payments by any other private party such as the General Contractor pursuant to a guaranteed maximum contract; and

                          b. Payments by the Team, the Project Developer or the Operator for additions which constitute enlargements or upgrades to the Facility and which are owned by the County; and

                          c.  Payments of the County Preferred Revenue
                              Allocation and the Guaranty thereof by the Team in excess of the lesser of:

                              (1)      Debt Service on the portion of the
                                       Fixed Rate Long Term Taxable Bonds
                                       and Completion Bonds allocable on a
                                       reasonable basis to the final costs
                                       of the Discrete Portion plus
                                       issuance costs and capitalized
                                       interest attributable thereto, or

                              (2)      Reasonable compensation for the use
                                       of the Discrete Portion based on the
                                       final costs thereof; and

                          d. Payments of the County's share of remaining Facility Operating Revenue as provided in
                              Section 5.2 of the Operating Agreement
                              allocable on a reasonable basis to the Fixed
                              Rate Long Term Tax-Exempt Bonds;

                          less the portion of any payment borne by the County that is properly allocable to the payment of ordinary and necessary expenses (as defined under Section 162 of the Internal Revenue Code) directly attributable to the operation and maintenance of the Facility and is approved by the County's Bond Counsel.

                 6. "Private Payments Cap" means the amount equal to 10% of the present value of the aggregate debt service payments made or reasonably expected to be made on the Fixed Rate Long Term Tax-Exempt Bonds (other than the portion of the debt service payments that constitutes interest during construction paid from the proceeds of the Fixed Rate Long Term Tax-Exempt Bonds, if any), such present value to be determined as of the date of issuance based on the discount rate equal to yield on the Fixed Rate Long Term Tax-Exempt Bonds.

         B.      Basic Terms of the Fixed Rate Long Term Taxable Bonds.

                 1.       Amount of Issue.

                          a. The aggregate costs of the Discrete Portion, as mutually agreed by the Project Developer and the County, plus issuance costs and capitalized interest reasonably attributable thereto.

                                  (1) At the time of issuance of the Fixed Rate Long Term Taxable Bonds, the aggregate cost of the Discrete Portion will be based on the certificate signed jointly by the Architect and General Contractor as to the aggregate estimated cost of the Discrete Portion.

                                  (2)      Following the determination of all
                                           final costs, the Architect and the
                                           General Contractor shall be required
                                           to deliver their joint certificate
                                           as to the aggregate final costs of
                                           the Discrete Portion.

                 2.       Final Maturity

                          a. As set forth in Section 2.3 (b) of the Development Agreement.

                 3.       Source of payment of debt service

                          a. The County Preferred Revenue Allocation and the Guaranty thereof by the Team.

                                  (1)      To the extent that payments of debt
                                           service on the Fixed Rate Long Term
                                           Taxable Bonds do not exceed the
                                           lesser of the reasonable compensation
                                           for the use of the Discrete Portion
                                           or the debt service on the Fixed Rate
                                           Long Term Taxable Bonds, these
                                           payments will not be treated as
                                           Private Payments.

                                  (2)      To the extent that payments of such
                                           debt service exceed the lesser of
                                           the reasonable compensation for the
                                           use of the

                                           Discrete Portion or the debt service
                                           on the Fixed Rate Long Term Taxable
                                           Bonds, these payments will be
                                           treated as Private Payments to the
                                           extent allocable on a reasonable
                                           basis to the Fixed Rate Long Term
                                           Tax-Exempt Bonds.

                                  (3)      A certificate of the County's
                                           Financial Advisor, or such other
                                           person as is satisfactory to the
                                           County's Bond Counsel, will be
                                           required at the time of issuance of
                                           the Fixed Rate Long Term Taxable
                                           Bonds as to whether payments of such
                                           debt service are reasonably expected
                                           to exceed the reasonable
                                           compensation for the use of the
                                           Discrete Portion based on the
                                           aggregate estimated costs therefor
                                           set forth in the certificate from
                                           the Architect and the General
                                           Contractor.

                                  (4)      An additional certificate of the
                                           County's Financial Advisor, or such
                                           other person as is satisfactory to
                                           the County's Bond Counsel, will be
                                           required at the time the Architect
                                           and the General Contractor deliver
                                           their joint certificate as to the
                                           aggregate final costs of the
                                           Discrete Portion as to whether the
                                           payment of such debt service exceeds
                                           reasonable compensation for the use
                                           of the Discrete Portion based on the
                                           aggregate final costs therefor set
                                           forth in the certificate from the
                                           Architect and the General
                                           Contractor.

                          b. Proceeds of the Professional Sports Franchise Facilities Tax not used to pay debt service on the Fixed Rate Long Term Tax-Exempt Bonds.

                          c. Proceeds of the Sales Tax Rebate not used to pay debt service on the Fixed Rate Long Term Tax-Exempt Bonds.

                          d. Fixed Rate Long Term Taxable Bonds shall be secured pari passu with Fixed Rate Long Term Tax-Exempt Bonds.

                 4.       Call provisions.

                          a. Customary call provisions with or without premium.

         C.      Basic Terms of Fixed Rate Long Term Tax-Exempt Bonds.

                 1.       Amount of Issue.

                          a. The remainder of the cost to be borne by the County not financed by the Fixed Rate Long Term Taxable Bonds, plus cost of issuance and capitalized interest reasonably attributable thereto.

                 2.       Final Maturity

                          a. As set forth in Section 2.3 (b) of the Development Agreement.

                 3.       Source of payment of debt service.

                          a. Proceeds of the Professional Sports Franchise Facilities Tax

                          b.      Proceeds of Sales Tax Rebate

                          c. The County Preferred Revenue Allocation and the Guaranty thereof by the Team not used to pay debt service on the Fixed Rate Long Term Taxable Bonds.

                                  (1)      This payment will be treated as a
                                           Private Payment attributable to the
                                           Private Payments Cap.

                          d. Fixed Rate Long Term Taxable Bonds shall be secured pari passu with Fixed Rate Long Term Tax-Exempt Bonds.

                 4.       Call provision.

                          a. Customary call provisions whether with or without premium.

                          b. Extraordinary Mandatory Call provision whether with or without premium.

                                  (1)      When the Director of Finance of the
                                           County delivers a certificate to the
                                           Trustee stating that:

                                          (a)     the County's Equity Repayment
                                                  has been received and that
                                                  the net present value of the
                                                  Private Payments
                                                  actually received after
                                                  receipt of the County's Equity
                                                  Repayment, together with the
                                                  net present value of the
                                                  Private Payments reasonably
                                                  expected to be received within
                                                  the immediately succeeding
                                                  twelve months, using the
                                                  originally projected receipts,
                                                  will exceed the Private
                                                  Payments Cap, and

                                        (b)       the Director has been unable
                                                  to obtain from its nationally
                                                  recognized bond counsel an
                                                  opinion that there has been a
                                                  change in federal law since
                                                  the date of issuance of the
                                                  Fixed Rate Long Term
                                                  Tax-Exempt Bonds which would
                                                  render a mandatory call
                                                  unnecessary in order to
                                                  preserve the tax-exempt status
                                                  of the Fixed Rate Long Term
                                                  Tax-Exempt Bonds,

                                           then the County shall call the Fixed
                                           Rate Long Term Tax-Exempt Bonds (and
                                           pay call premium, if any) at the
                                           next interest payment date occurring
                                           at least 90 days after the date of
                                           the delivery of the certificate by
                                           the Director of Finance to the
                                           Trustee (the "Mandatory Call Date").

                 5. After the County's Equity Repayment has been received, under no circumstances shall the net present value of the aggregate Private Payments exceed the Private Payments Cap, unless the County has received an opinion from its nationally recognized bond counsel that, due to a change in federal law subsequent to the date of issuance of the Fixed Rate Long Term Tax-Exempt bonds, the receipt of aggregate Private Payments in excess of the Private Payments Cap will not adversely affect the tax exempt status of the Fixed Rate Long Term Tax-Exempt Bonds.

                 6. Refunding of Fixed Rate Long Term Tax-Exempt Bonds with Fixed Rate Long Term Taxable Bonds upon Mandatory Call.

                          a. Upon the Mandatory Call, the County shall, prior to the Mandatory Call Date, refund the Fixed Rate Long Term Tax-Exempt Bonds with fixed Rate Long Term Taxable Refunding Bonds.

         D.      Basic Terms of Fixed Rate Long Term Taxable Refunding Bonds.

                 In the event the Fixed Rate Long Term Tax-Exempt Bonds are called pursuant to Section II.C.4.b, the County will issue Fixed Rate Long Term Taxable Refunding Bonds with the goal of the lowest annual debt service payment.

                 1.       Amount of Issue.

                          a. Amount necessary to refund the Fixed Rate Long Term Tax-Exempt Bonds plus call premium (if any), required reserves and issuance costs.

                 2.       Final Maturity

                          a. As set forth in Section 2.3 (b) of the Development Agreement, for the remaining term of the License Agreement (with level debt service) or longer if extended by mutual agreement of the Project Developer and the County.

                 3.       Source of payment of debt service.

                          a. Proceeds of the Professional Sports Franchise Facilities Tax.

                          b.      Proceeds of Sales Tax Rebate

                          c. The County Preferred Revenue Allocation and the Guaranty thereof by the Team not used to pay debt service of the Fixed Rate Long Term Taxable Bonds.

                          d. The Fixed Rate Long Term Taxable Refunding Bonds shall be secured pari passu with the Fixed Rate Long Term Taxable Bonds.

                 4.       Call provisions.

                          a. Customary call provisions with or without premium.

         E. Required amendments to Development Agreement, Operating Agreement and/or License Agreement under this financing alternative.

                 1. The definition of "County Preferred Revenue Allocation" as set forth in the Operating Agreement must be amended as set forth herein.

                 2. The term of the License Agreement and renewal options (other than renewal options at fair rental value determined at the date of renewal) will be limited to 80% of the useful life of the Facility.

III.     Cost Savings

         A. The Trustee shall deposit into the Interest Account and the Principal Account of the Bond Fund any amount remaining in the Construction Fund after the Completion Date and payment of all costs and expenses to be paid from the Construction Fund, as provided in the Trust Agreement.

                                  EXHIBIT D                           [05/23/96]

                LAND ACQUISITION AND PROJECT DEVELOPMENT BUDGET

         BUDGET CATEGORY                   DETAIL                            AMOUNT
         ---------------                   ------                            ------
I.       LAND ACQUISITION

1.       Land Acquisition:                                    Land           $ 12,557,500

II.      PROJECT DEVELOPMENT

2.       Pre-Development Costs:               Development Approvals          $    150,000
                                                 Program Management               250,000
                                        Architectural & Engineering               500,000
                                        Civil Engineering & Surveys               180,000
                                                         Contractor               250,000
                                                              Legal               100,000
                                                       Geotechnical                70,000
                                        Pre-Development Contingency               600,000      $  2,100,000

3.       Architecture and Engineering:                 A&E Services          $ 10,240,000
                                              Reimbursable Expenses               860,000      $ 11,100,000

4.       Site Related Work:                 Off-Site Infrastructure          $  4,000,000
                                                Developer Approvals               100,000
                                                 Traffic Consultant                55,000      $  4,155,000

5.       Construction:                                    Site Work          $  5,000,000
                                                          Materials            47,000,000
                                               Concession Equipment             7,500,000
                                             Finishes & Specialties            12,750,000
                                               Art in Public Places               600,000
                                                               HVAC            10,000,000
                                                           Plumbing             4,700,000
                                                    Fire Protection             1,700,000
                                                         Electrical            11,000,000
                                             Scoreboard & Equipment             5,000,000
                                                            Seating             3,600,000
                                                 General Conditions             6,100,000
                                           Payment/Performance Bond               600,000
                                                                Fee             2,200,000      $117,750,000

6.       Project Developer's
         General Requirements:       Fees, Permits, Surveys & Tests          $  2,830,000
                                       Financial & Legal Consulting               875,000
                                                          Insurance             1,750,000      $  5,455,000

7.       Project Consulting Fees:               County's Consultant          $    800,000
                                              Reimbursable Expenses               350,000
                                                 Project Management               800,000      $  1,950,000

8.       Furniture, Fixtures & Equipment:                      FF&E                            $  5,000,000

9.       Pre-Opening Expenses:                  Start-Up, Marketing
                                               & Premium Seat Sales                            $  5,000,000

10.      Contingency Fund:                             Contingency                             $ 10,632,500

         TOTAL LAND ACQUISITION AND PROJECT DEVELOPMENT BUDGET                                 $175,700,000


                      ESTIMATED SOURCES AND USES OF FUNDS*


Sources of Funds
Sunrise Easement                                                   $   4,000,000
Proceeds of County Bond Issue                                        177,790,000
Collection of Tourist Development Tax (2%)                            16,000,000
Collection of Sales Tax                                                4,000,000
Investment Income                                                     10,830,000
                                                                   -------------
Total, Sources of Funds                                            $ 212,620,000

Uses of Funds

Land Acquisition Cost**                                            $  12,557,500
Project Development Budget**                                         163,142,500
Contingency                                                              510,000
Deposit to Debt Service Reserve Fund                                   7,458,000
Interest Paid on Bonds During Construction                            20,296,000
Deposit to Capitalized Interest Account                                4,630,000
Underwriting and Issuance Expenses                                     1,813,000
Municipal Bond Insurance Premiums                                      2,213,000
                                                                    ------------
Total, Uses of Funds                                                $212,620,000





__________________
* Table reflects issuance of Fixed Rate Long Term Taxable Bonds only and shall be adjusted to conform with the Final Plan of Finance which contemplates a mix of taxable and tax-exempt bonds.
**  Aggregating the Land Acquisition and Project Development Budget

                                   EXHIBIT E

                   SUBSTANTIAL COMPLETION GUARANTY AGREEMENT


    THIS SUBSTANTIAL COMPLETION GUARANTY AGREEMENT ("AGREEMENT"), dated as of _________________, 1996, of FLORIDA PANTHERS HOCKEY CLUB, LTD., a Florida limited partnership ("Guarantor"), joined by ARENA OPERATING COMPANY, LTD., a Florida limited partnership ("Operator"), in favor of BROWARD COUNTY, FLORIDA (the "County").


                              W I T N E S S E T H:

    WHEREAS, Arena Development Company, Ltd. (the "Project Developer"), and the County are parties to that certain Development and Construction Agreement of even date herewith (the "Development Agreement"); and

    WHEREAS, all terms used in this Agreement shall have the meanings given to such terms in the Development Agreement or, if not defined in the Development Agreement, in the Operating Agreement or Team License (as such terms are defined in the Development Agreement); and

    WHEREAS, as an inducement to County to sign the Development Agreement, Guarantor agreed to guaranty the Substantial Completion of the Project Improvements as provided in the Development Agreement.

    NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, Guarantor hereby guaranties and agrees as follows:

    1. The Project Improvements will be Substantially Completed by the Project Developer, but if the Project Developer abandons the Work or does not Substantially Complete the Project Improvements in accordance with the Development Agreement, Guarantor shall cause the Project Improvements to be Substantially Completed in accordance with the provisions of the Development Agreement. This is a guaranty of Substantial Completion and not a guaranty of any costs, damages or other amounts to which the County may claim to be entitled under the Development Agreement or otherwise, other than costs required in order to achieve Substantial Completion of the Work in accordance with the provisions of the Development Agreement. In no event shall Guarantor be responsible for any FM Increase or any Additional FM Increase.

    2. In the event the Guarantor is required to perform its obligations in accordance with Paragraph 1 above, by its acceptance hereof, the County agrees to cause the Trustee to disburse to Guarantor, in accordance with the terms and conditions of the Development Agreement and the Trust Agreement, the balance of the County Project Funding, any amounts deposited by the Project Developer in the Construction Fund or made available through a Letter of Credit and, if applicable, the Supplemental County Project Funding for the purpose of enabling Guarantor to cause the Substantial Completion of the Project Improvements. Further, in such event, all rights, privileges and defenses of the Project Developer pursuant to the Development Agreement, or if the Development

Agreement is terminated, all such rights, privileges and defenses as would exist were the Development Agreement still in effect, and/or the Trust Agreement shall inure to the benefit of Guarantor.

    3. Guarantor shall pay to the County, upon demand, all losses and reasonable costs and expenses, including reasonable attorney's fees, that may be incurred by the County in attempting to cause satisfaction of Guarantor's liability under this Agreement. Should Guarantor fail to cause the Project Improvements to be Substantially Completed as required herein and the County elects to undertake to complete all unfinished Work (but the County shall have no obligation to undertake such completion), Guarantor hereby agrees to reimburse the County for all costs and expenses of any kind or nature incurred by the County, other than any FM Increase or any Additional FM Increase, in completing the Project Improvements in accordance with the Construction Documents over and above the balance of the County Project Funding, any amounts deposited by the Project Developer in the Construction Fund or made available through a Letter of Credit and the Supplemental County Project Funding.

    4. Performance by the County of all its obligations under the Development Agreement, or, if the Development Agreement is terminated, all such obligations as would exist were the Development Agreement still in effect, shall be a condition precedent to Guarantor's performance of its obligations under this Agreement.

    5. In the event of a default by the Project Developer under the Development Agreement, Guarantor waives any right to require the County to (i) proceed against the Project Developer or pursue any rights or remedies with respect to the Development Agreement, or (ii) pursue any other remedies whatsoever available to the County.

    6. This Agreement shall be a continuing one and shall be binding upon Guarantor until ninety (90) days after Substantial Completion of the Project Improvements. This Agreement shall terminate 90 days after such Substantial Completion or upon termination of the Development Agreement pursuant to Section 8.1 or Section 14.1 thereof, except to the extent otherwise expressly provided in such Section 14.1.

    7. In order to secure the obligations of Guarantor under this Agreement, Guarantor and Operator hereby pledge and grant to the County (and by its acceptance hereof, County, as a party to the Operating Agreement and Team License, consents to such pledge and grant) a first lien security interest in
(i) $4,000,000 of contractual Facility revenues to be received annually from the sale or license of Premium Seating, (ii) $2,000,000 of contractual Facility revenues to be received annually from the sale or license of Advertising (excluding revenue attributable to the sale or license of Sponsor Signs), (iii) no less than $6,000,000 as a combination of the foregoing (i) and (ii), and
(iv) any Supplemental Rent payments made pursuant to the License Agreement. This pledge will be deemed to include any advance collections of the revenues referenced herein. This pledge and grant of a security interest shall terminate upon the termination of this Agreement except for the first lien security interest in the Supplemental Rent payments received pursuant to the License Agreement, which shall continue. The County shall have no right to pledge, encumber, mortgage or lien the collateral pledged hereby or the County's security interest therein, and this pledge and grant of a security interest shall terminate upon any such pledge, encumbrance, mortgage or grant of lien by the

County. Nothing contained herein shall preclude the County from attempting to perfect its security interest by filing a UCC-1 Financing Statement with respect to the collateral.

    8. The obligation of Guarantor hereunder shall not be released, discharged, mitigated, impaired or affected by (i) any extensions of time, indulgences or modifications which the County may extend or make with the Project Developer in respect of or the performance of any of the obligations of the Project Developer under any one or more of the provisions of the Development Agreement, (ii) any waiver by or failure of the County to enforce any of the terms, covenants, conditions and provisions of the Development Agreement, (iii) any assignment of the Development Agreement by the Project Developer or by any trustee, receiver or liquidator, or (iv) any consent which the County may give to any such assignment.

    9. Guarantor expressly waives the necessity of, and where applicable, the right to receive notice of, any of the following and Guarantor expressly agrees that this guaranty shall not be discharged, diminished, released, reduced, altered, impaired or otherwise affected by the waiver of any of the following: (a) presentment, protest, dishonor, notice of dishonor, notice of nonpayment, notice of acceptance and presentment for payment; (b) alterations, modifications, renewals or extensions of the Development Agreement; and (c) acceptance of this guaranty.

    10. Without limiting the generality of the foregoing, the liability of Guarantor under this Agreement shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of the Project Developer in any receivership, bankruptcy, winding-up, insolvency or other creditors' proceeding.

    11. No action or proceeding brought or instituted under this Agreement and no recovery in pursuance thereof shall be a bar or defense to any further action or proceeding which may be brought under this Agreement by reason of any further default or defaults hereunder or in the performance and observance of the terms, covenants, conditions and provisions of the Development Agreement.

    12. This Agreement shall be governed by the laws of the State of Florida.

    13. Any notice or consent required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

                 (a)      If to the County:

                          County Administrator
                          Broward County, Florida
                          115 S. Andrews Avenue, Room 409
                          Fort Lauderdale, Florida 33301

                          with copy to:
                          Director, Department of Finance
                          and Administrative Services

                          115 S. Andrews Avenue, Room 121
                          Fort Lauderdale, Florida 33301

                          with copy to:
                          The County Attorney
                          115 S. Andrews Avenue, Room 423
                          Fort Lauderdale, Florida  33301

                 (b)      If to Guarantor:

                          Florida Panthers Hockey Club, Ltd.
                          c/o Huizenga Holdings, Inc.
                          200 S. Andrews Avenue, 6th Floor
                          Fort Lauderdale, Florida 33301
                          Attention: President

    14. Guarantor warrants and represents that this Agreement has been duly authorized and executed by Guarantor and is a legal, valid and binding instrument, enforceable against Guarantor in accordance with its terms.

    15. This Agreement shall inure to the benefit of the County, its successors and assigns and shall be binding upon Guarantor and its successors and assigns.

    IN WITNESS WHEREOF, Guarantor, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first above written.

                                FLORIDA PANTHERS HOCKEY CLUB, LTD.

                                by The Florida Panthers Hockey Club, Inc., General Partner


                                         by
                                           -----------------------------------
                                                President

    Operator hereby joins in the foregoing Guaranty to evidence its agreement to the provisions of paragraph 7 thereof.

                                ARENA OPERATING COMPANY, LTD.

                                by       Arena Operating Company, Inc., general
                                         partner


                                         by
                                           ------------------------------------

                                           Title:
                                                 ------------------------------

                                   EXHIBIT F

                                   SBDE PLAN


                 1. Project Developer will use good faith efforts to cause minority owned and women owned business enterprises to be engaged in the construction of the Project Improvements at least up to the levels of the Construction Goals described below.

                 2. Project Developer has established the following participation percentages as its construction goals (the "Construction Goals"):

                      (a)     Minority Business Enterprise ("MBE")

                              African American                            10%
                              Hispanic                                    10%
                              Asian and/or Native American                 3%

                       (b)    Women's Business Enterprise ("WBE")          7%

                 3. The Construction Goals are percentages of the total dollar amounts of all trade contracts and material costs in an amount to be determined by the Project Developer for the construction and design of the Project Improvements, but may not necessarily be achieved in each trade.

                 4.   (a)     Women's Business Enterprise or WBE.  A business
which is:

                              (1)      A sole proprietorship, owned and
                                       controlled by a woman;

                              (2)      A partnership or joint venture controlled
by women in which at least 51% of the beneficial ownership interest is held by women;

                              (3)      A corporation or other entity controlled
by women in which at least 51% of the interest in such corporation or entity is beneficially owned by women.

                      (b) Minority Business Enterprise or MBE. A business which is:

                              (1)      A sole proprietorship, owned and
controlled by a minority person;

                              (2)      A partnership or joint venture controlled
by minority persons in which at least 51% of the beneficial ownership interest is held by minority persons;

                              (3)      A corporation or other entity controlled
by minority persons in which at least 51% of the interest in such corporation or entity is beneficially owned by minority persons.

                 5. Project Developer will cooperate with the Broward County Office of Equal Opportunity in its efforts to achieve the Construction Goals.

                 6. Project Developer shall not be required to engage MBE's or WBE's who are not the lowest responsible bidders.

                                   EXHIBIT G

                         PERMITS WHICH MAY BE REQUIRED

Part One
- --------

 (a)        Developer Agreement with Department of Community Affairs pursuant to
            Section 380.032, Florida Statutes.

 (b)        Chapter 380 DRI Development Order for the Project

 (c)        DNRP Complex Air Source License

 (d)        Zoning Approval (conditional use) by City

 (e) County Plat Approval, including City's issuance of letter of no objection regarding changing note on the plat

 (f)        DNRP Surface Water Management License

 (g)        DNRP Environmental Resource Lake Excavation License

 (j)        SFWMD Surface Water Management Permit

 (i)        DNRP Wetlands License

 (j)        U.S. Army Corps of Engineers Approval

 (k)        DNRP Development Review Approval

 (l)        DNRP EAR License (Contamination)

Part Two
- --------
 (a)        Site Plan Approval by City

 (b)        Foundation Permit

 (c)        Permit for Arena Superstructure

 (d)        Certificate of Completion

 (e)        Certificate of Use and Occupancy

                                                [NOT FINAL -- TO BE COMPLETED BY
                                                MUTUAL AGREEMENT OF THE PARTIES]
                                   EXHIBIT H

                             INSURANCE REQUIREMENTS

Part One:            Project Developer's Insurance Requirements:
- --------             ------------------------------------------
          1.1        Without limiting any of the other obligations or
                     liabilities of the Project Developer, the Project Developer shall provide, pay for, and maintain in force until all of
                     Work has been completed and accepted by the County (or for such duration as is otherwise specified hereinafter), the
                     insurance coverages set forth herein.

                     1.1.1 Worker's Compensation insurance to apply for all employees in compliance with the "Workers'
                             Compensation Law" of the State of Florida and all applicable federal laws. In addition, the policy(ies) must include:

                             1.1.1.1     Employers' Liability with a limit of
                                         _________________ Dollars
                                         ($___________) each accident.

                     1.1.2 Comprehensive General Liability with minimum limits of ____________________ Dollars ($____________) per occurrence, combined single limit for Bodily Injury
                             Liability and Property Damage Liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Comprehensive General
                             Liability policy, without restrictive endorsements, as filed by the Insurance Services Office, and must include:

                     [  ]    1.1.2.1     Premises and/or Operations.

                     [  ]    1.1.2.2     Independent Contractors.

                     [  ]    1.1.2.3     Products and/or Completed Operation.
                                         The Project Developer shall maintain in
                                         force until at least three years after
                                         completion of all Work, coverage for
                                         Products and Completed Operations,
                                         including Broad Form Property Damage.

                     [   ]   1.1.2.4     Explosion, Collapse and Underground
                                         Coverages.

                     [   ]   1.1.2.5     Broad Form Property Damage.



                     [   ]   1.1.2.6     Broad Form Contractual Coverage
                                         applicable to this specific Contract,
                                         including any hold harmless and/or
                                         indemnification agreement.

                     [   ]   1.1.2.7     Personal Injury Coverage with Employee
                                         and Contractual Exclusions removed,
                                         with minimum limits of coverage equal
                                         to those required for Bodily Injury
                                         Liability and Property Damage
                                         Liability.

                             1.1.2.8 The County is to be expressly included as an Additional Insured in the name of Broward County Board of Commissioners with respect to liability arising out of operations performed for the County by or on behalf of the Project Developer or acts or omissions of the County in connection with general supervision of such operation.

                     1.1.3. Business Automobile Liability with minimum limits of _____________ Dollars ($___________) per occurrence, combined single limit for Bodily Injury Liability and Property Damage Liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Business Automobile Liability policy, without restrictive endorsements, as filed by the Insurance Services Office, and must include:

                             1.1.3.1     Owned Vehicles.

                             1.1.3.2     Hired and Non-Hired Vehicles.

                             1.1.3.3     Employers' Non-Ownership.

          [   ]      1.1.4   Builder's Risk Insurance for the construction of
                             and/or addition to aboveground buildings or structures is required. The coverage shall be "All
                             Risk" coverage on a completed value (nonreporting) form for full replacement value, covering Broward
                             County as a named insured, with a deductible of not more than Five Thousand Dollars ($5,000.00) each claim.

                             1.1.4.1     Waiver of Occupancy Clause or
                                         Warranty--Policy must be specifically
                                         endorsed to eliminate any "Occupancy
                                         Clause" or similar warranty or
                                         representation that the Facility shall
                                         not be occupied without specific
                                         endorsement of the policy.  The Policy
                                         must be endorsed to provide that the
                                         Builder's Risk coverage will continue
                                         to apply until Substantial Completion
                                         of the Project Improvements.





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

          [   ]              1.1.4.2     Flood Insurance--If the Facility is
                                         located within an identified special
                                         flood hazard area, flood insurance must
                                         be afforded for the lesser of the total
                                         insurable value thereof or the maximum
                                         amount of flood insurance coverage
                                         available under the National Flood
                                         Program.

          1.2 If the initial insurance expires prior to the completion of the Work, renewal copies of policies shall be furnished at least thirty (30) days prior to the date of their expiration.

          1.3 Notice of Cancellation and/or Restriction--The policy(ies) must be endorsed to provide Broward County with at least thirty (30) days notice of cancellation and/or restriction.

          1.4 The Project Developer shall furnish to the County's Consultant Certificates of Insurance or endorsements evidencing the insurance coverage specified above within fifteen (15) calendar days after the date of the Project Development Agreement. The required Certificates of Insurance shall name the types of policies provided, refer specifically to this Contract, and state that such insurance is as required by this Contract.

Part Two: Requirements Regarding Payment and Performance Bonds:

          1. Within fifteen (15) days of being notified of the award, Contractor shall furnish a Performance Bond and a Payment Bond containing all the provisions of the County's Performance Bond and Payment Bond forms 00710 and 00720.

                     1.1 Each Bond shall be in the amount of one hundred percent (100%) of the Contract Price guaranteeing to County the completion and performance of the work covered in such Contract as well as full payment of all suppliers, materialmen, laborers, or subcontractors employed pursuant to this project. Each Bond shall be with a surety company which is qualified pursuant to Section 2 below.

                     1.2 Each Bond shall continue in effect for one year after final completion and acceptance of the work with liability equal to one hundred percent (100%) of the Contract sum, or an additional bond shall be conditioned that Contractor will, upon notification by County, correct any defective or faulty work or materials which appear within one year after final completion of the Contract.

                     1.3 Pursuant to the requirements of Section 255.05(1)(a), Florida Statutes, as may be amended from time to time, Contractor shall ensure that the bond(s) referenced above shall be recorded in the public records of Broward County and provide the County with evidence of such recording.

                     1.4     Alternate Form of Security:

                             In lieu of a Performance Bond and a Payment Bond, Contractor may furnish alternate forms of security which may be in the form of cash, money order, certified check, cashier's check or unconditional letter of credit in the County's form 00735. Such alternate forms of security shall be subject to the approval of County and for same purpose and shall be subject to the same conditions as those applicable above and shall be held by County for one year after completion and acceptance of the Work.

          2.         Bid Bonds, Performance Bonds and Payment Bonds over Five
                     Hundred Thousand Dollars ($500,000.00):

                     2.1 Each bond must be executed by a surety company of recognized standing, authorized to do business in the State of Florida as surety, having a resident agent in the State of Florida and having been in business with a record of successful continuous operation for at least five years.

                     2.2 The surety company shall hold a current certificate of authority as acceptable surety on federal bonds in accordance with United States Department of Treasury Circular 570, Current Revisions. If the amount of the Bond exceeds the underwriting limitation set forth in the circular, in order to qualify, the net retention of the surety company shall not exceed the underwriting limitation in the circular, and the excess risks must be protected by coinsurance, reinsurance, or other methods in accordance with Treasury Circular 297, revised
                             September 1, 1978 (31 DFR Section 223.10, Section
                             223.111). Further, the surety company shall provide County with evidence satisfactory to County that such excess risk has been protected in an acceptable manner.

                     2.3 The surety company shall have at least the following minimum ratings or A-rated companies listed in same Financial Size Category in the latest revision of Best's Insurance Report:


                                                       Best's      Best's
                                                       Policy-     Financial
                                                       holder's    Size
                                   Amount of Bond      Ratings     Category
                                   --------------      --------    ---------
                            $   500,001 to  1,000,000    A         Class I
                              1,000,001 to  2,000,000    A         Class II
                              2,000,001 to  5,000,000    A         Class III
                              5,000,001 to 10,000,000    A         Class IV
                             10,000,001 to 25,000,000    A         Class V
                             25,000,001 to 50,000,000    A         Class VI
                             50,000,001 or more          A         Class VII

                     2.4 For projects of $500,000.00 or less, County may accept a Bid Bond, Performance Bond and Payment Bond from a surety company which has twice the minimum surplus and capital required by the Florida Insurance Code at the time the invitation to bid is issued, if the surety company is otherwise in compliance with the provisions of the Florida Insurance Code, and if the surety company holds a currently valid certificate of authority issued by the United States Department of the Treasury under Section 9304 to 9308 of Title 31 of the United States Code, as may be amended from time to time. The Certificate and Affidavit so certifying (Form 00622) should be submitted with the Bid Bond and also with the Performance Bond and Payment Bond.

Part Three:          The County's Insurance Requirements:
- ----------           ----------------------------------

                   [CONTRACTUAL LIABILITY COVERAGE]
                     [COUNTY-FURNISHED MATERIALS]

                                   EXHIBIT I

                            DEVELOPER'S CERTIFICATE

     Arena Development Company, Ltd. (the "Project Developer"), pursuant to Section ___ of that certain Development Agreement (the "Agreement") dated as of ______________, 1996, between Broward County, Florida (the "County") and the Project Developer, hereby certifies to the County as follows (all terms used in this Developer's Certificate shall have the meanings given to such terms in the Agreement):

               (a) Project Cost Amendments. Attached hereto as Schedule A is a true and complete description of all Project Cost Amendments from the date of the last Developer's Certificate submitted pursuant to the Agreement through the date hereof.

               (b)        Land Acquisition and Project Development Budget.
Attached hereto as Schedule B is a true and correct copy of the Land Acquisition and Project Development Budget as in effect on the date hereof. The Contingency Fund (not reallocated to any other Project cost category) set forth in such Land Acquisition and Project Development Budget is $_______________.

               (c )       Effect of Project Cost Amendments.  Based on the
Project Cost Amendments referred to in Schedule A hereto, the Land Acquisition and Project Development Budget attached hereto as Schedule B shows an ___ increase or a ___ decrease in aggregate amount of the last Land Acquisition and Project Development Budget equal to $___________. Attached hereto as Schedule C is a true and correct copy of the Schedule as in effect on the date hereof (which takes account of the effect of the Project Cost Amendments referred to in Schedule A hereto).

               (d) Budget vs. Actual. Attached hereto as Schedule D is a true and complete comparison of actual Project costs incurred through the date hereof and the costs projected to be incurred to complete the Project with the Land Acquisition and Project Development Budget.

               (e)        Estimated Remaining Project Cost Drawdown Schedule.
Attached hereto as Schedule E is a projection of remaining amounts required to be drawn down and paid from the Construction Fund each month from the month after the month hereof until the month in which Substantial Completion occurs.

               (f) Shortfall. As the date hereof, the amount of the Shortfall, if any, is $_______.

               (g) Letter of Credit. As of the date hereof, the amount, if any, of cash or Letter of Credit required to satisfy the Interim LOC Test or Full LOC Test pursuant to Section 6.5 of the Agreement is $__________.

Dated:____________, 19__.                  ARENA DEVELOPMENT COMPANY, LTD.

                                           by   Arena Development Company, Inc.,
                                                general partner



                                                by_____________________________
                                                  Title:_______________________






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